Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

SAFLINK CORPORATION

AND

SPARTAN ACQUISITION CORPORATION

AND

SSP SOLUTIONS, INC.

March 22, 2004

ARTICLE I THE MERGER		2
1.1	The Merger	2
1.2	Closing; Effective Time	2
1.3	Effect of the Merger	2
1.4	Certificate of Incorporation; Bylaws	2
1.5	Directors and Officers	2
1.6	Effect on Capital Stock	3
	(a) Conversion of Company Common Stock	3
	(b) Cancellation of Company Common Stock Owned by Parent or Company	3
	(c) Company Stock Options, Warrants to Purchase Company Common Stock and Convertible Notes	3
	(d) Capital Stock of Merger Sub	3
	(e) Adjustments to Exchange Ratio	3
	(f) No Fractional Shares	3
1.7	Surrender of Certificates	4
	(a) Exchange Agent	4
	(b) Parent to Provide Common Stock	4
	(c) Exchange Procedures	4
	(d) Distributions With Respect to Unexchanged Shares	4
	(e) Transfers of Ownership	5
	(f) No Liability	5
1.8	No Further Ownership Rights in Company Common Stock	5
1.9	Lost, Stolen or Destroyed Certificates	5
1.10	Tax Consequences	5
1.11	Withholding Rights	5
1.12	Termination of Exchange Agent Funding	6
1.13	Taking of Necessary Action; Further Action	6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY		6
2.1	Organization, Standing and Power	6
2.2	Capital Structure	7
2.3	Authority	8
2.4	SEC Documents; Financial Statements	9
2.5	Sarbanes-Oxley Act of 2002	10
2.6	Absence of Certain Changes	10
2.7	Absence of Undisclosed Liabilities	11
2.8	Litigation	11
2.9	Restrictions on Business Activities	11
2.10	Governmental Authorization	11
2.11	Title to Property	12
2.12	Intellectual Property	12
2.13	Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions	14
2.14	Environmental Matters	15
2.15	Taxes	17

2.16	Employee Benefit Plans	18
2.17	Government Contracts	21
2.18	Certain Agreements Affected by the Merger	25
2.19	Employee Matters	25
2.20	Interested Party Transactions	27
2.21	Insurance.	27
2.22	Compliance With Laws	28
2.23	Minute Books	28
2.24	Complete Copies of Materials	28
2.25	Brokers’ and Finders’ Fees	28
2.26	Registration Statement; Proxy Statement/Prospectus	28
2.27	Opinion of Financial Advisor	29
2.28	Vote Required	29
2.29	Board Approval	29
2.30	Company Stockholder Agreement; Irrevocable Proxies	29
2.31	State Takeover Statutes	29
2.32	Inventory	29
2.33	Accounts Receivable	30
2.34	Customers and Suppliers	30
2.35	Export Compliance	30
2.36	Representations Complete	31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		31
3.1	Organization, Standing and Power	31
3.2	Capital Structure	32
3.3	Authority	33
3.4	SEC Documents; Financial Statements	34
3.5	Sarbanes-Oxley Act of 2002	34
3.6	Absence of Certain Changes	35
3.7	Absence of Undisclosed Liabilities	35
3.8	Litigation	36
3.9	Restrictions on Business Activities	36
3.10	Governmental Authorization	36
3.11	Title to Property	36
3.12	Intellectual Property	37
3.13	Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions	38
3.14	Environmental Matters	40
3.15	Taxes	40
3.16	Employee Benefit Plans	41
3.17	Government Contracts	44
3.18	Certain Agreements Affected by the Merger	47
3.19	Employee Matters	48
3.20	Interested Party Transactions	50
3.21	Insurance	50
3.22	Compliance With Laws	50

2

3.23	Complete Copies of Materials		50
3.24	Brokers’ and Finders’ Fees		50
3.25	Minute Books		50
3.26	Registration Statement; Proxy Statement/Prospectus		51
3.27	Opinion of Financial Advisor		51
3.28	Board Approval		51
3.29	Vote Required		51
3.30	Parent Stockholder Agreement; Irrevocable Proxies		51
3.31	State Takeover Statutes		52
3.32	Inventory		52
3.33	Accounts Receivable		52
3.34	Customers and Suppliers		52
3.35	Export Compliance		53
3.36	Representations Complete		53

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME			54
4.1	Conduct of Business		54
4.2	Restrictions on Conduct of Business		54
	(a)	Charter Documents	54
	(b)	Dividends; Changes in Capital Stock	54
	(c)	Stock Option Plans, Etc.	55
	(d)	Material Contracts	55
	(e)	Issuance of Securities	55
	(f)	Intellectual Property	55
	(g)	Exclusive Rights	55
	(h)	Dispositions	55
	(i)	Indebtedness	55
	(j)	Leases	55
	(k)	Payment of Obligations	55
	(l)	Capital Expenditures	56
	(m)	Insurance	56
	(n)	Termination or Waiver	56
	(o)	Employee Benefit Plans; New Hires; Pay Increases	56
	(p)	Severance Arrangements	56
	(q)	Lawsuits	56
	(r)	Acquisitions	56
	(s)	Taxes	56
	(t)	Revaluation	56
	(u)	Accounting Policies and Procedures	57
	(v)	Other	57
4.3	No Solicitation by Company		57
4.4	No Solicitation by Parent		58

ARTICLE V ADDITIONAL AGREEMENTS			59
5.1	Proxy Statement/Prospectus; Registration Statement		59
5.2	Meeting of Stockholders		60
5.3	Access to Information		60

3

5.4	Confidentiality		61
5.5	Public Disclosure		61
5.6	Consents; Cooperation		61
5.7	Legal Requirements		62
5.8	Blue Sky Laws		62
5.9	Employee Benefit Plans; Assumption of Options and Warrants		62
5.10	Forms S-3 and S-8		65
5.11	Nasdaq Quotation		65
5.12	Employee Matters		65
5.13	Indemnification		66
5.14	Tax Treatment		67
5.15	Cooperation to Satisfy Government Authorities		67
5.16	Stockholder Litigation		67
5.17	Governance Matters		67
	(a)	Board of Directors	67
	(b)	Board Committees	67
5.18		Best Efforts and Further Assurances	68

ARTICLE VI CONDITIONS TO THE MERGER			68
6.1	Conditions to Obligations of Each Party to Effect the Merger		68
	(a)	Stockholder Approval	68
	(b)	Registration Statement Effective	68
	(c)	No Injunctions or Restraints; Illegality	68
	(d)	Governmental Approvals	68
	(e)	Tax Opinion	69
	(f)	Parent Board of Directors	69
	(g)	Nasdaq Listing	69
6.2	Additional Conditions to Obligations of Company		69
	(a)	Representations, Warranties and Covenants	69
	(b)	Certificate of Parent	69
	(c)	Third Party Consents	69
	(d)	Injunctions or Restraints on Conduct of Business	70
	(e)	No Material Adverse Changes	70
	(f)	Capital Resources	70
	(g)	Options Set-Aside	70
	(h)	Fairness Opinion	70
	(i)	Series E Preferred	70
	(j)	Warrants	70
6.3	Additional Conditions to the Obligations of Parent and Merger Sub		70
	(a)	Representations, Warranties and Covenants	70
	(b)	Certificate of Company	71
	(c)	Third Party Consents	71
	(d)	Injunctions or Restraints on Conduct of Business	71
	(e)	No Material Adverse Changes	71
	(f)	Termination of Executive Employment Agreements; Retention of Key Employees	71
	(g)	Noncompetition Agreements	71

4

	(h) Action Under Stock Option Plans	71
	(i) Preferred Stock	71
	(j) Spreadsheet	71
	(k) Secured Debt	72
	(l) Termination of Company ESPP	72
	(m) Absence of Litigation and Wind-Up Expenses	72
	(n) Tax Returns	72
	(o) Capital Resources	72
	(p) Lease	72
	(q) Government Contracts	72
	(r) Fairness Opinion	72

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		73
7.1	Termination	73
7.2	Effect of Termination	74
7.3	Expenses and Termination Fees	74
7.4	Amendment	77
7.5	Extension; Waiver	77

ARTICLE VIII GENERAL PROVISIONS		77
8.1	Non-Survival at Effective Time	77
8.2	Notices	77
8.3	Interpretation	78
8.4	Counterparts	78
8.5	Entire Agreement; Nonassignability; Parties in Interest	78
8.6	Severability	79
8.7	Remedies Cumulative	79
8.8	Governing Law	79
8.9	Rules of Construction	79

EXHIBITS

A-1	– Company Stockholder Agreement
A-2	– Parent Stockholder Agreement
B	– Certificate of Merger
C	– Side Letter Regarding Lease

5

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of March 22, 2004, by and among SAFLINK Corporation, a Delaware corporation (“Parent”), Spartan Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and SSP Solutions, Inc., a Delaware corporation (“Company”).

RECITALS

A. The Boards of Directors of Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, the outstanding shares of Company Common Stock, $0.01 par value (“Company Common Stock”), shall be converted into the right to receive shares of Parent Common Stock, $0.01 par value (“Parent Common Stock”), at the rate set forth herein.

C. Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368 of the Code.

E. Concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of Company have on the date hereof entered into a stockholder agreement in the form attached hereto as Exhibit A-1 (the “Company Stockholder Agreement”) to, among other things, vote the shares of Company Common Stock owned by such persons to approve the Merger and against any competing proposals.

F. Concurrently with the execution of this Agreement and as an inducement to Company to enter into this Agreement, certain stockholders of Parent have on the date hereof entered into a stockholder agreement in the form attached hereto as Exhibit A-2 (the “Parent Stockholder Agreement”) to, among other things, vote the shares of Parent Common Stock owned by such persons to approve the issuance of shares of Parent Common Stock in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Certificate of Merger attached hereto as Exhibit B and in accordance with the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104, or at such other location as the parties hereto agree. Simultaneously with or as soon as practicable following the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Company shall be amended so as to read in its entirety as set forth in Exhibit A to the Certificate of Merger and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5 Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be those persons who were the directors of Merger Sub, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal. The officers of the Surviving Corporation shall be the initial officers of Merger Sub, until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and be converted automatically into the right to receive six tenths (0.60) of a share of Parent Common Stock, subject to any adjustments made pursuant to Section 1.6(e) (the “Exchange Ratio”), all of which shall have been registered pursuant to Section 5.1.

(b) Cancellation of Company Common Stock Owned by Parent or Company. At the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Company Stock Options, Warrants to Purchase Company Common Stock and Convertible Notes. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company Stock Option Plans (as defined below), all warrants to purchase Company Common Stock then outstanding and all promissory notes convertible into shares of Company Common Stock then outstanding shall be assumed by Parent in accordance with Section 5.9.

(d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.

(f) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq Small Cap Market on the date the Merger becomes effective.

1.7 Surrender of Certificates.

(a) Exchange Agent. Parent’s transfer agent shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time (provided that delivery of any shares that are subject to vesting and/or repurchase rights or other restrictions shall be in book entry form until such vesting and/or repurchase rights or other restrictions lapse) and cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(f).

(c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or book entries in the case of shares that are subject to vesting and/or repurchase rights or other restrictions) representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (or book entry in the case of shares that are subject to vesting and/or repurchase rights or other restrictions) representing the number of whole shares of Parent Common Stock, and the amount in cash in lieu of any fractional shares of Parent Common Stock, if any, which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive the amount in cash in lieu of any fractional shares of Parent Common Stock, if any, in accordance with Section 1.6.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

1.11 Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, such amounts as Parent and the Surviving Corporation are required, and Company acknowledges and agrees are required, to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

1.12 Termination of Exchange Agent Funding. Any certificates for shares of Parent Common Stock held by the Exchange Agent which have not been delivered to holders of Certificates pursuant to this Article I within six months after the Effective Time shall promptly be delivered to Parent, and thereafter holders of Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.7 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this Agreement, any reference to a “Material Adverse Effect” with respect to any person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole.

In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after reasonable inquiry of executive officers and directors (within the meaning of Rule 405 under the Securities Act of 1933, as amended (“Securities Act”)).

Except as disclosed in that section of the document of even date herewith delivered by Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Company Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, Company represents and warrants to Parent and Merger Sub as follows:

2.1 Organization, Standing and Power. Each of Company and its subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of its jurisdiction of organization. Each of Company and its subsidiaries has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Company. Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation (the “Company Certificate of Incorporation”), and the Bylaws, or other charter documents, as applicable, of Company and each of its subsidiaries, each as amended to date. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its respective charter or bylaws or equivalent organization documents. Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Company free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Company SEC Documents (as defined in Section 2.4), Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Schedule 2.1 of the Company Disclosure Schedule lists, and Company has delivered to Parent copies of, the charters of each committee of Company’s Board of Directors and any code of conduct or similar policy adopted by Company.

2.2 Capital Structure. The authorized capital stock of Company consists of 100,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value, of which there were issued and outstanding as of the close of business on March 19, 2004, 38,138,998 shares of common stock and 1,501 shares of Series A Convertible Preferred Stock, and no additional shares of common stock or preferred stock have been issued through the date of this Agreement. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof, other than upon the exercise of options outstanding as of such date under the Company’s Second Amended and Restated 1999 Stock Option Plan, 1998 Stock Option Plan and the 2000 BIZ Stock Option Plan and pursuant to the non-plan stock option agreements listed on Schedule 2.2 (collectively, the “Company Stock Option Plans”) or pursuant to the Company’s 2001 Employee Stock Purchase Plan (the “Company ESPP”). All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Company Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. As of March 22, 2004, Company has reserved 1,000,000 shares of common stock for issuance to employees pursuant to the Company ESPP, of which 78,124 shares have been issued, and of which no more than 40,000 additional shares will be issued prior to the Effective Time, (ii) 15,130,218 shares of common stock for issuance pursuant to outstanding warrants to purchase common stock, (iv) 1,360,000 shares of common stock for issuance pursuant to outstanding convertible promissory notes and (v) 15,010,000 shares of common stock for issuance pursuant to outstanding shares of

Series A Convertible Preferred Stock. Since March 22, 2004, Company has not (i) issued or granted additional options under the Company Stock Option Plans, or (ii) accepted enrollments in the Company ESPP. Except for (i) the rights created pursuant to this Agreement, the Company Stock Option Plans and the Company ESPP, (ii) the Company’s rights to repurchase any unvested shares under the Company Stock Option Plans or the stock option agreements thereunder, and (iii) the warrants and convertible securities listed on Schedule 2.2, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Company’s capital stock (i) between or among Company and any of its stockholders and (ii) to the best of Company’s knowledge, between or among any of Company’s stockholders. The terms of the Company Stock Option Plans permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities or stockholders. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plans have been made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Parent. The shares of Company Common Stock issued under the Company Stock Option Plans, as amended and under all prior versions thereof, have either been registered under the Securities Act or were issued in transactions which qualified for exemptions under, either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

2.3 Authority. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the adoption of this Agreement by Company’s stockholders holding a majority of the outstanding shares of Company Common Stock as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Company Certificate of Incorporation or Bylaws of Company or any of its subsidiaries, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality

(“Governmental Entity”) is required by or with respect to Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. (the “NASD”) of the Proxy Statement (as defined in Section 2.26) relating to the Company Stockholders Meeting (as defined in Section 2.26); (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) such filings, if any, as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”); (v) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act; (vi) the filing of a Current Report on Form 8-K with the SEC; and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

2.4 SEC Documents; Financial Statements. Company has made available to Parent a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act, definitive proxy statement and other documents filed with the SEC by Company since January 1, 2001, and, prior to the Effective Time, Company will have furnished or made available to Parent true and complete copies of any additional documents filed with the SEC by Company prior to the Effective Time (collectively, the “Company SEC Documents”). Company has timely filed all forms, statements and documents required to be filed by it with the SEC and The Nasdaq National Market since December 31, 2002. In addition, Company has made available to Parent all exhibits to the Company SEC Documents filed prior to the date hereof, and will promptly make available to Parent all exhibits to any additional Company SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Company SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms or have been terminated or superseded as indicated in the Company SEC Documents, and neither Company nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Company SEC Documents complied in all respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. None of Company’s subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the “Company Financial Statements”) were complete and correct in all respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q or 10-QSB, as permitted by Form 10-Q or 10-QSB of the SEC). The Company Financial

Statements fairly present the consolidated financial condition and operating results of Company and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

2.5 Sarbanes-Oxley Act of 2002. There has been no change in Company accounting policies since December 31, 2002 except as described in the notes to the Company Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Since December 31, 2001, neither Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of Company or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Company or any of it subsidiaries has engaged in questionable accounting or auditing practices, except for (A) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Company’s accounting or auditing practices, procedures methodologies or methods of Company or any of its subsidiaries or their respective internal accounting controls and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Company’s financial statements and periodic reports. No attorney representing Company or any of its subsidiaries, whether or not employed by Company or any such subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to any director or officer of Company or any of its subsidiaries. To the knowledge of Company and its subsidiaries, no employee of Company or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

2.6 Absence of Certain Changes. Since September 30, 2003, (the “Company Balance Sheet Date”), Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Company’s knowledge any event beyond Company’s control that is reasonably likely to result in, a Material Adverse Effect to Company; (ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock; (v) any material contract entered into by Company or any of its subsidiaries, other than in the ordinary course of business and as provided to Parent, or any amendment or termination of, or default under, any material contract to which Company or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Company Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Company to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Company’s past practices. Company has not agreed since September 30, 2003 to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

2.7 Absence of Undisclosed Liabilities. Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Company; and (iv) those incurred in connection with the execution of this Agreement.

2.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Company or any of its subsidiaries, threatened against Company or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Company or any of its subsidiaries or any of their respective assets or business, or, to the knowledge of Company and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Company. Schedule 2.8 lists all actions, suits, proceedings, claims, arbitrations, audits and investigations pending before any agency, court or tribunal that involve Company or any of its subsidiaries.

2.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries.

2.10 Governmental Authorization. Company and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s or any of its subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called “Company Authorizations”), and all of such

Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where the failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Company.

2.11 Title to Property. Company and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Company. The plants, property and equipment of Company and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Company and its subsidiaries are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.11 identifies each parcel of real property owned or leased by Company or any of its subsidiaries.

2.12 Intellectual Property.

(a) Company and its subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, maskworks, schematics, trade secrets, computer software programs (in both source code, except in circumstances where a license relates only to the object code form, and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) that are used in the business of Company and its subsidiaries (“Company Intellectual Property”). Company owns and possesses source code for all software owned by Company and owns or has valid licenses and possesses source code for all products owned, distributed and presently supported by Company. Company has not (i) licensed any Company Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to Company Intellectual Property. No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights (as defined below).

(b) Schedule 2.12(b) lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks included in the Company Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material non-registered Intellectual Property, (iii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property (except for non-

material licenses entered into by Company in the ordinary course of business), and (iv) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party patents, trademarks or copyrights, including software (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any Company product, other than commercially available, off-the-shelf software.

(c) To Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights, or any Intellectual Property right of any third party to the extent licensed to the Company or any of its subsidiaries, by any third party, including any employee or former employee of Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, license agreements and distribution and other customer agreements, copies of which have been provided or made available to Parent.

(d) Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights.

(e) To Company’s knowledge, all patents, trademarks, service marks and copyrights held by Company are valid and subsisting. Company (i) has not been sued in any suit, action or proceeding (or received any notice or, to Company’s knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party. To Company’s knowledge, the manufacture, use, marketing, licensing or sale of Company’s products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(f) Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Company Intellectual Property of the rights to such contributions that Company does not already own by operation of law.

(g) Company has taken all reasonably necessary steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents or copyright (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

(h) There are no actions that must be taken by Company or any subsidiary within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any

Company Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property.

(i) Company and its subsidiaries have not received any formal written opinion of counsel stating that: (i) there is or has been any unauthorized use, disclosure, infringement, or misappropriation of any Company Intellectual Property; (ii) any of the Company Intellectual Property is invalid or unenforceable; or (iii) Company has engaged in unauthorized use, disclosure, infringement or misappropriation of any third party intellectual property.

2.13 Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions.

(a) For purposes of this Section 2.13:

(i) “Company Sites” means all of Company’s and its subsidiaries’ public sites on the World Wide Web;

(ii) “Privacy Statements” means, collectively, any and all of Company’s and its subsidiaries’ privacy policies published on the Company Sites or otherwise made available by Company or its subsidiaries regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any of the Company Sites (“Individuals”); and

(iii) “Terms and Conditions” means any and all of the visitor terms and conditions published on the Company Sites governing Individuals’ use of or access to the Company Sites.

(b) A Privacy Statement is posted and is accessible to Individuals at all times on each Company Site. Company and each of its subsidiaries maintains a hypertext link to a Privacy Statement from the homepage of each Company Site, and Company and each of its subsidiaries uses commercially reasonable efforts to include a hypertext link to a Privacy Statement from every page of the Company Sites on which personal information is collected from Individuals.

(c) The Privacy Statements are clearly written and include, at a minimum, accurate notice to Individuals about Company’s collection, retention, use and disclosure policies and practices with respect to Individuals’ personal information. The Privacy Statements are accurate and consistent with the Terms and Conditions and Company’s actual practices with respect to the collection, retention, use and disclosure of Individuals’ personal information.

(d) Company and each of its subsidiaries (i) complies with the Privacy Statements as applicable to any given set of personal information collected by Company and its subsidiaries from Individuals; (ii) to Company’s knowledge complies with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personal information; and (iii) takes appropriate measures to protect and maintain the confidential nature of the personal information provided to Company or its subsidiaries by Individuals. Company and each of its subsidiaries has adequate technological and procedural measures in place to protect personal information collected from Individuals against loss, theft and unauthorized access or disclosure. Neither the Company nor any of its subsidiaries knowingly collects information from or targets children under the age of thirteen. Neither Company nor any of its subsidiaries sells, rents or otherwise make available to third parties any personal information submitted by Individuals.

(e) The Company’s and each of its subsidiaries’ collection, retention, use and distribution of all personal information collected by Company from Individuals is governed by the Privacy Statement pursuant to which the data was collected. All versions of the Privacy Statements currently used by Company and its subsidiaries are attached hereto in Schedule 2.13. Other than as constrained by the Privacy Statements and by applicable laws and regulations, neither Company nor any of its subsidiaries is restricted in its use and/or distribution of personal information collected by Company and its subsidiaries.

(f) Company and each of its subsidiaries has the full power and authority to transfer all rights Company and its subsidiaries have in all Individuals’ personal information in their possession and/or control to Parent and Merger Sub, to the extent permitted by applicable law. The Company is not a party to any contract, or is subject to any other obligation that, following the date of this Agreement, would prevent Parent and/or its affiliates from using the information governed by the Privacy Statements in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of information. No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof or of any of the foregoing.

(g) Company and each of its subsidiaries has complied in all material respects with and, to Company’s knowledge, is not in violation of any applicable privacy obligations under any legal requirements or under any contract to which Company or any of its subsidiaries is a party or by which their properties are bound (“Third Party Privacy Obligations”). Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will violate, contravene or conflict with the Third Party Privacy Obligations. No claims or controversies have arisen regarding the Third Party Privacy Obligations or of the implementation thereof or of any of the foregoing.

(h) The Terms and Conditions are posted and are accessible to Individuals at all times on the Company Sites. No claims or controversies have arisen regarding the Terms and Conditions or the implementation thereof or of any of the foregoing.

2.14 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental and Safety Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

(ii) “Company Facilities” shall mean all buildings and improvements on the Company Property.

(iii) “Governmental Entity” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

(iv) “Hazardous Materials” shall mean any man-made or naturally occurring substance, material product, by-product, waste, emission, residual or odor that is described as a toxic or hazardous substance, waste, material, pollutant, contaminant, infectious waste, designated waste or words of similar import, in any of the Environmental and Safety Laws, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity and includes, without limitation, asbestos, asbestos-containing materials, lead-based paint, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, waste oil, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, otherwise regulated or listed materials and chemicals which may cause cancer or reproductive toxicity.

(v) “Legal Rules” shall mean codes, statutes, ordinances, orders, judgments, decrees, injunctions, determinations, approvals, rules, regulations, permits, licenses and authorizations of all Governmental Entities with jurisdiction.

(vi) “Company Property” shall mean all real property leased or owned by Company or its subsidiaries either currently or in the past.

(b) To Company’s knowledge, except in all cases as, in the aggregate, would not have a Material Adverse Effect on Company, (i) the Company Property and Company Facilities, and the present and former activities of Company and its subsidiaries thereon, comply in all material respects with all applicable Environmental and Safety Laws; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) Company and its subsidiaries have received no notice (oral or written) of any noncompliance of the Company Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Company’s knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to Company’s knowledge, neither Company nor any of its subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (vi) Company and its subsidiaries have received no notice that any of them are the subject of any federal, state or local order, agreement or investigation concerning any use, release, discharge, storage, generation or disposal of any Hazardous Materials; (vii) except in material compliance with all Legal Rules and except for possible small operational releases, no Hazardous Materials have been released in, on, or about the Company Property or any other location; (viii) Company and its subsidiaries have received no written notice that a lien in favor of any Governmental

Entity for (A) any liability under any Environmental and Safety Laws or (B) damages arising from or costs incurred in responses to a release of any Hazardous Materials into the environment has been filed against Company’s interest in the Company Property; and (ix) Company and its subsidiaries have all the permits and licenses required to be issued under applicable Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits and licenses.

2.15 Taxes.

(a) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax authority”) responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement. “Tax Return” shall mean any return, statement, report or form (including, without limitation estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

(b) Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any of its subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. All unpaid Taxes of Company and its subsidiaries for periods through September 30, 2003, are reflected in the Company Balance Sheet. The Company has no liability for unpaid Taxes accruing after September 30, 2003, other than Taxes arising in the ordinary course of its business subsequent to September 30, 2003.

(c) There is (i) no claim for Taxes that is a lien against the property of Company or any of its subsidiaries or is being asserted against Company or any of its subsidiaries other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Company or any of its subsidiaries that is being conducted by a Tax authority that is currently pending; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Company or any of its subsidiaries and that is currently in effect; and (iv) no agreement, contract or arrangement to which Company or any of its subsidiaries is a party that obligates the Company to make a payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Neither Company nor any of its subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(d) There are no Tax sharing or Tax allocation agreements to which Company or any of its subsidiaries is a party or to which it or any of them is bound. Neither Company nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Company nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation. Company and each of its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities.

(e) Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f) Company and each of its subsidiaries has withheld (and paid over to the appropriate governmental authorities) with respect to either its employees or any third party all Taxes required to be withheld, including, but not limited to, FICA and FUTA.

(g) Neither Company nor any of its subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897 of the Code.

2.16 Employee Benefit Plans.

(a) Schedule 2.16(a) lists, with respect to Company, any subsidiary of Company and any trade or business (whether or not incorporated) which is treated as a single employer with Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) other than Foreign Plans (as defined below)); (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements; and (v) any current or former employment or executive compensation, change in control or severance agreements, written or otherwise, as to which unsatisfied obligations of Company remain for the benefit of, or relating to, any present or former employee, consultant or director of Company (together, the “Company Employee Plans”).

(b) Company has furnished or made available to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code. Company has also furnished Parent with the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any such Company Employee Plan. Company has also furnished Parent with all registration statements and prospectuses prepared in connection with each Company Employee Plan.

(c) (i) None of the Company Employee Plans (including but not limited to Foreign Plans, as that term in defined in paragraph 2.16 (i) below) promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Company, and Company and each subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither Company nor any subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by Company or any subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither Company nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent greater than an aggregate of $5,000 (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan, except where the failure to do so would not have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to Company’s knowledge is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Company to any employee will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(d) With respect to each Company Employee Plan, Company and each of its United States subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Company, with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations (including proposed regulations) thereunder. Schedule 2.16(d) describes all obligations of the Company as of the date of this Agreement under any of the provisions of COBRA and the Family and Medical Leave Act of 1993.

(e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Company, any Company subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider under any Company Employee Plan.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by Company, any Company subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in Company’s financial statements.

(g) Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h) Neither Company nor any Company subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(i) With regard to each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the “Foreign Plans”), (i) each of the Foreign Plans is listed in Schedule 2.16(i) and is in material compliance with the provisions of the laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans; (ii) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet; (iii) Company, each Company subsidiary and ERISA Affiliates have materially complied with all applicable reporting and notice requirements, and all of the Foreign Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan; (iv) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) there are no pending investigations by any governmental body involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Plan or asserting any rights or claims to benefits under any Foreign Plan; (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Foreign Plan other than the triggering of payment to participants; and (vii) the benefits available under any Foreign Plan in the aggregate do not provide substantially greater benefits to employees of Company or any of its subsidiaries participating in such plans than the benefits available under Company Employee Plans for employees of Company in the United States.

(j) Schedule 2.16(j) identifies each employee of any of the Company who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

2.17 Government Contracts.

(a) For purposes of this Agreement, the term “Government Contract” means any Government Prime Contract, Government Subcontract, Bid or Teaming Agreement. “Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made, between a party and either the U.S. Government or a State Government. “Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made, between a party and any prime contractor to either the U.S. Government or a State Government or any subcontractor with respect to a Government Prime Contract. “State Government” means any state, territory or possession of the United States or any department, agency or instrumentality thereof, or any department or agency of any of the above with statewide jurisdiction and responsibility, or any municipal or local government, department, agency or instrumentality. “Teaming Agreement” has same meaning as the term “contractor team arrangement(s)” as defined in the Federal Acquisition Regulation (FAR) Subpart 9.601. “U.S. Government” means the United States Government or any department, agency or instrumentality thereof. “Government Authority” means the U.S. Government or a State Government or any officer, official, employee or agent of the U.S. Government or a State Government.

(b) No Government Authority, prime contractor, subcontractor or other person has notified Company or any of its subsidiaries, orally or in writing, that Company or any of its subsidiaries has breached or violated any statute, rule, regulation, certification, representation, clause, provision, requirement or implied duty and Company and each of its subsidiaries has not had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract. A list of each and every Government Contract to which Company and each of its subsidiaries is a party is set forth in Schedule 2.17.

(c) Company and each of its subsidiaries has complied in all material respects with all legal requirements and conditions with respect to all Government Contracts including all clauses, provisions, conditions and requirements incorporated expressly, by reference or by operation of law therein.

(d) Company and each of its subsidiaries has fully complied with all requirements of statute, rule, regulation, order or agreement pertaining to its Government Contracts and has not, in obtaining or performing any Government Contract, violated (i) the Truth in Negotiations Act of 1962, as amended, (ii) the Service Contract Act of 1963, as amended, (iii) the Contract Disputes Act of 1978, as amended, (iv) the Office of Federal Procurement Policy Act, as amended, (v) the Federal Acquisition Regulation (the “FAR”) or any applicable agency supplement thereto, (vi) the cost accounting standards of the relevant Government Authority, (vii) the Defense Industrial Security Manual (DOD 5220.22-M), (viii) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (ix) any other applicable federal assistance, technology transfer, procurement law or regulation or other legal requirement.

(e) All facts set forth in or acknowledged by Company and each of its subsidiaries in any certification, representation or disclosure statement submitted by it with respect to any Government Contract were current, accurate and complete as of the date of submission;

(f) To the best of Company’s knowledge, neither Company and each of its subsidiaries nor any of their Affiliates nor any of their directors, officers, employees, agents or consultants is (or for the last five (5) years has been) under administrative, civil or criminal investigation, indictment, information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(g) Neither Company and each of its subsidiaries nor any of their directors, officers, employees, agents or consultants has been debarred or suspended from doing business with any Governmental Authority, and no circumstances exist that would warrant the institution of debarment or suspension proceedings against Company or any of its subsidiaries or any of their directors, officers, employees, agents or consultants.

(h) No negative determinations of responsibility have been issued against Company or any of its subsidiaries in connection with any Government Contract.

(i) No termination for convenience, termination for default, cure notice, show cause notice or notice of breach of contract has been or was issued on any of Company’s and each of its subsidiaries’ Government Contracts.

(j) No direct or indirect costs incurred by Company have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Authority.

(k) No Governmental Authority, and no prime contractor or higher-tier subcontractor of any Governmental Authority, has withheld or set off, or, to Company’s knowledge, threatened to withhold or set off, any amount due to Company or any of its subsidiaries under any Government Contract.

(l) There are not and have not been any irregularities, misstatements or omissions relating to any Government Contract that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, legal proceeding or indictment involving Company and each of its subsidiaries or any of their employees, (B) the questioning or disallowance of any costs submitted for payment by Company and each of its subsidiaries, (C) the recoupment of any payments previously made to Company and each of its subsidiaries, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of Company or any of its subsidiaries, or (E) the assessment of any penalties or damages of any kind against Company or any of its subsidiaries.

(m) There is not and has not been any (A) outstanding claim against Company or any of its subsidiaries by, or dispute involving Company or any of its subsidiaries with, any prime contractor, subcontractor, vendor or other person arising under or relating to the award or performance of any Government Contract, (B) facts known by Company and each of its subsidiaries upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, or (C) final decision of any Governmental Authority against Company or any of its subsidiaries.

(n) Company and each of its subsidiaries has no reason to believe that any employee, agent, consultant, representative or affiliate is in receipt or possession of any competitor or government proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

(o) Company and each of its subsidiaries is not undergoing nor has undergone any audit, and there is no basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business).

(p) Company and each of its subsidiaries has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract.

(q) No payment has been made by Company and each of its subsidiaries or by any person acting on Company’s or any of its subsidiaries’ behalf to any person (other than to any of their bona fide employees or agents (as defined in subpart 3.4 of the FAR)) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other legal requirement.

(r) Company’s and each of its subsidiaries’ cost accounting system is in compliance with applicable regulations and other applicable legal requirements, and has not been determined by any Governmental Authority not to be in compliance with any legal requirement

(s) Company and each of its subsidiaries has complied with all applicable regulations and other legal requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on the Intellectual Property.

(t) In each case in which Company and each of its subsidiaries has delivered or otherwise provided any Intellectual Property to any Governmental Authority in connection with any Government Contract, Company and each of its subsidiaries has marked such Intellectual Property with all markings and legends (including any “restricted rights” legend and any “government purpose rights” legend) necessary to ensure (under the FAR or other applicable legal requirements) that no person acquired or is able to acquire unlimited rights, or, in the case of commercial items, identified them as subject to non-disclosure agreement or license agreement in a manner that ensures that no Governmental Authority or other person is able to acquire any unlimited rights or government purpose rights with respect to that which is disclosed.

(u) Company and each of its subsidiaries has not made any disclosure to any Governmental Authority pursuant to any voluntary disclosure agreement.

(v) Company and each of its subsidiaries, as applicable, has reached agreement with the cognizant government representatives approving final indirect cost rates charged to Government Contracts and all final invoices have been submitted and paid accordingly.

(w) The responsible government representatives have agreed with Company and each of its subsidiaries, as applicable, on the “forward pricing rates” that Company and each of its subsidiaries has charged on cost-type Government Contracts.

(x) Company and each of its subsidiaries is not and will not be required to make any filing with or give any notice to, or to obtain any consent from, any Governmental Authority under or in connection with any Government Contract as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Transaction.

(y) Company and each of its subsidiaries has not put its rights, title and interests in and to the Company Intellectual Property at risk as a result of a failure to disclose any invention disclosure, elect title to an invention or file and prosecute a patent application within the time periods required by the applicable legal requirements and/or Governmental Authority.

(z) No Government Authority has exercised any “march-in rights” as set forth in the Bayh-Dole Act, 35 U.S.C. §203, or under any Government Contract with a “march-in rights” clause, against Company or any of its subsidiaries, and Company and each of its subsidiaries is not aware of any pending or future exercise of any “march-in rights”, and there is no basis for any Governmental Authority to exercise any “march-in rights” against Company and each of its subsidiaries.

(aa) Company and each of its subsidiaries has complied with all obligations under Government Contracts to manufacture substantially in the United States and has met all requirements concerning the preference for United States industry and U.S. competitiveness.

(ab) Company and each of its subsidiaries has materially complied with the rights in technical data and patent rights clauses in all Government Contracts to which they are a party. Company and each of its subsidiaries has not failed to disclose, elect and obtain title in all patents, that arise from or relate to inventions first conceived or reduced to practiced in the performance of a Government Contract.

2.18 Certain Agreements Affected by the Merger Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any entitlement, payment or benefit (including, without limitation, severance, unemployment compensation, golden parachute, bonus or benefit under any Company plan or policy or otherwise) becoming due to any current or former directors or Company Employees (defined in Section 2.19 below) of Company or any of its subsidiaries, (ii) increase the amount of any entitlements, payments or benefits otherwise payable by Company, or (iii) result in the acceleration of the time of payment or vesting of any such entitlements, payments or benefits.

2.19 Employee Matters.

(a) Schedule 2.19 contains a true, complete and accurate list (and, as indicated below, description) of (i) the names and titles of all consultants, independent contractors, full-time, part-time, temporary, contract, leased or casual employees employed by or who provided services for Company or any of its subsidiaries (collectively, “Company Employees”), together with their status and location of their employment; (ii) the date each Company Employee was hired or retained; (iii) a list of all written employment, consulting or service contracts or offer letters between Company or any of its subsidiaries and the Company Employees; (iv) the rate of annual remuneration of each Company Employee at the date hereof, any bonuses paid since the end of the last completed financial year and all other bonuses, incentive schemes and benefits to which such Company Employee is or may be entitled; (v) the annual accrual rate and the total current accrued and unused amount of vacation or paid time off for each Company Employee as of the date hereof; (vi) the names of all inactive Company Employees, the reason they are inactive Company Employees, whether they are expected to return to work, and if so when, and the nature of any benefits to which such inactive Company Employees are entitled from Company or any of its subsidiaries; (vii) any employee handbook or personnel policies or procedures manual in effect that governs the terms and conditions or privileges of employment of the Company Employees; and (viii) particulars of all other material terms and conditions of employment or engagement of the Company Employees and the positions, title or classification held by them (collectively, “Company Employee Matters”).

(b) Company has provided or made available to Parent correct and complete copies of all documents including but not limited to all agreements, correspondence, files and policies, relating to the Company Employee Matters.

(c) Company and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, verification of employment eligibility, document retention and record keeping, discrimination in employment, wages and hours, leaves of absence (including, as legally applicable, the Family and Medical Leave Act, California Family Rights Act, and Pregnancy Disability Law), classification of workers as employees and independent contractors, classification of workers as exempt or nonexempt employees, and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims, or claims reasonably expected or, to Company’s knowledge, threatened, against Company or any of its subsidiaries under any workers compensation plan or policy or long-term or short-term disability plan or policy. Neither Company nor any of its subsidiaries has any obligations under COBRA with respect to any former or current Company Employees or qualifying beneficiaries thereunder. To the knowledge of Company and its subsidiaries, there are no controversies, including claims, complaints, charges, investigations, or proceedings pending or, to Company’s knowledge, reasonably expected or threatened between Company or any of its subsidiaries, on the one hand, and any of their respective Company Employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortuous conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration, audit or investigation before any agency, court or tribunal, foreign or domestic.

(d) Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such Company Employees.

(e) No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the Company Employees has occurred, is in progress or has been, to the knowledge of Company or its subsidiaries, threatened.

(f) Company and its subsidiaries have each provided all current and former Company Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation, remuneration and benefits that became due and payable through the date hereof and has reimbursed all current and former Company Employees for all expenses incurred and due such individual.

(g) In the last five (5) years, no citation has been issued by the Occupational Safety and Health Administration (“OSHA”) or by a state or provincial occupational safety and health board or agency against Company or its subsidiaries and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving Company or any of its subsidiaries has been filed or is pending or, to the knowledge of Company or its subsidiaries, threatened against Company or its subsidiaries under OSHA or any provincial occupational safety and health board or any other applicable law relating to occupational safety and health.

(h) Neither Company nor any of its subsidiaries has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of WARN or any similar state or provincial law or that would otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.

(i) To Company’s knowledge, no Company Employees are in violation of any term of any employment contract, confidentiality agreement, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Company Employee to be employed by Company because of the nature of the business conducted or presently proposed to be conducted by Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others. No Company Employees have given notice to Company, nor is Company otherwise aware, that any such Company Employee intends to terminate his or her employment with Company or any subsidiary.

(j) Company and its subsidiaries have maintained and currently maintain adequate insurance as required by applicable law with respect to workers’ compensation claims and unemployment benefits claims. Company and its subsidiaries have paid or accrued all current assessments under workers’ compensation and unemployment legislation, and have not been subject to any special or penalty assessment under such legislation which has not been paid.

2.20 Interested Party Transactions. Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries is indebted to any director or officer of Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company or any of its subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

2.21 Insurance. Company and each of its subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Company and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.22 Compliance With Laws. Each of Company and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Company.

2.23 Minute Books. The minute books of Company and its subsidiaries made available to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Company and the respective subsidiaries during the past three years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

2.24 Complete Copies of Materials. Company has delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in connection with their legal and accounting review of Company and its subsidiaries.

2.25 Brokers’ and Finders’ Fees. Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.26 Registration Statement; Proxy Statement/Prospectus. The information supplied by Company for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the resale of shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of Company in connection with the meeting of Company’s stockholders to consider the Merger (the “Company Stockholders Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to Company’s stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Company that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any other third party that is contained in any of the foregoing documents.

2.27 Opinion of Financial Advisor. Company has been advised in writing by its financial advisor, Wedbush Morgan Securities Inc., that in such advisor’s opinion, as of the date hereof, the consideration to be received by Company’s stockholders is fair, from a financial point of view, to the those stockholders, a signed copy of which opinion will be delivered to Parent.

2.28 Vote Required. The affirmative vote of the holders of at least a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting is the only vote of the holders of any of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

2.29 Board Approval. The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of Company and are on terms that are fair to such stockholders and (iii) recommended that the stockholders of Company adopt and approve this Agreement and the consummation of the Merger.

2.30 Company Stockholder Agreement; Irrevocable Proxies. All of the persons listed on Schedule 2.30 have agreed in writing to vote for approval of the Merger pursuant to the Company Stockholder Agreement, and pursuant to an Irrevocable Proxy attached thereto as Exhibit A.

2.31 State Takeover Statutes. The Board of Directors of Company has taken all actions necessary so that the restrictions contained in Section 203 of the Delaware Law applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreement. To Company’s knowledge, no other “fair practice,” “moratorium,” “control share acquisition,” “business combination,” or other state takeover statute or similar statute or regulation applies to Company, Parent, Merger Sub, the Merger, this Agreement or the Company Stockholder Agreement.

2.32 Inventory. The inventories of Company disclosed in the Company SEC Documents as of September 30, 2003, and in any subsequently filed Company SEC Documents, are stated consistently with the audited financial statements of Company and consist of items of a quantity usable or salable in the ordinary course of business. Since September 30, 2003, Company has continued to replenish inventories in a normal and customary manner consistent with past practices. Company has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since September 30, 2003, due provision was made on the books of Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of the date hereof, Company had no inventory in the distribution channel and had no commitments to purchase inventory (other than purchases of supplies in the ordinary course).

2.33 Accounts Receivable. The accounts receivable disclosed in the Company SEC Documents as of September 30, 2003, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed Company SEC Documents, or as accrued on the books of Company in the ordinary course of business consistent with past practices in accordance with GAAP since the last filed Company SEC Documents, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discount. The amount carried for doubtful accounts and allowances disclosed in each of such Company SEC Document or accrued on such books is sufficient to provide for any losses that may be sustained on realization of the receivables.

2.34 Customers and Suppliers. None of Company’s customers that individually accounted for more than 10% of Company’s gross revenues during the 12-month period preceding the date hereof has terminated any material agreement with Company or has indicated that it will stop, or decrease the rate of, its business with Company. As of the date hereof, no material supplier of Company has indicated that it will stop, or decrease the rate of, supplying materials, products or services to Company. Company has not knowingly breached, so as to provide a benefit to Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company.

2.35 Export Compliance. Company and each of its subsidiaries is in compliance with, and at all times has complied with, United States and foreign export control regulations, including but not limited to the United States Export Administration Regulations, the Foreign Assets Control Regulations, and the International Traffic in Arms Regulations. Company and each of its subsidiaries has not exported, reexported, or transferred any good, software, or technology to any country subject to a United States trade embargo or to any resident or national of any such country, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the United States Department of Commerce or the list of “Specially Designated Nationals and Blocked Persons” maintained by the United States Department of Treasury. Company and each of its subsidiaries has not exported, reexported, or transferred any good, software or technology to any end-user engaged in activities related to weapons of mass destruction, including but not limited to: (1) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (2) the design, development, production or use of missiles or in support of missile projects; and (3) the design, development, production, or use of chemical or biological weapons. Company and each of its subsidiaries has complied with all government license, classification, notification and other authorization requirements necessary for the export of any of its goods, software, or technology. Company and each of its subsidiaries has complied with all license requirements necessary to transfer or release its software or technology to a foreign national within or outside the United States. Company and each of its subsidiaries has timely filed all required post-shipment reports for the exports of its goods, software, or technology. Company represents and warrants that:

(a) There are no pending or, to Company’s knowledge, threatened claims against Company or any of its subsidiaries with respect to any export licenses or other required approvals;

(b) There are no pending or, to Company’s knowledge, threatened proceedings, claims, suits, actions or governmental or regulatory investigations of any nature challenging Company’s or any of its subsidiaries’ right to use, sell, or export any products owned or licensed by any of the Company’s or its subsidiaries’ vendors;

(c) To Company’s knowledge, there are no actions, conditions or circumstances pertaining to Company’s export transactions that may give rise to any future claims; and

(d) No consents or approvals are required in connection with Company’s execution of this Agreement or the performance of its obligations hereunder, or such consents and approvals can be obtained expeditiously without material cost.

2.36 Representations Complete. None of the representations or warranties made by Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, or the Company SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. All projected, forecasted or prospective financial information provided by Company to Parent has been prepared in good faith on the basis of assumptions Company believes are reasonable and supportable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in that section of the document of even date herewith delivered by Parent to Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Parent Disclosure Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Parent represents and warrants to Company as follows:

3.1 Organization, Standing and Power. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of its jurisdiction of organization. Each of Parent and its subsidiaries has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Parent has delivered to Company a true and correct copy of the Certificate of Incorporation (the “Parent Certificate of Incorporation”), and the Bylaws, or other charter documents, as applicable, of Parent and each of its subsidiaries, each as amended to date. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its respective charter or bylaws or equivalent organization documents. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Parent is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Parent free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Parent or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in Parent SEC Documents (as defined in Section 3.4), Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Schedule 3.1 of the Parent Disclosure Schedule lists, and Parent has delivered to Company copies of, the charters of each committee of Parent’s Board of Directors and any code of conduct or similar policy adopted by Parent.

3.2 Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value, of which there were issued and outstanding as of the close of business on March 19, 2004, 31,332,453 shares of common stock and 15,166 shares of Series E Convertible Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances imposed by Parent or Merger Sub. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof, other than pursuant to the exercise of options outstanding as of such date under Parent’s 2000 Stock Incentive Plan (the “Parent Stock Option Plan”). All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. As of the date hereof, there are 9,299,809 shares of common stock reserved for issuance to employees, consultants and directors pursuant to the Parent Stock Option Plan, of which 1,617,150 shares have been issued pursuant to option exercises or direct stock purchases, 5,188,904 shares are subject to outstanding, unexercised options, no shares are subject to outstanding stock purchase rights, and 2,493,755 shares are available for issuance thereunder. Since March 19, 2004, Parent has not issued or granted additional options under the Parent Stock Option Plan. Except for (i) the rights created pursuant to this Agreement and the Parent Stock Option Plan and (ii) Parent’s rights to repurchase any unvested shares under the Parent Stock Option Plan or the stock option agreements thereunder, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Parent’s capital stock (i) between or among Parent and any of its stockholders and (ii) to the best of Parent’s knowledge, between or among any of Parent’s stockholders. True and complete copies of all agreements and instruments relating to or issued under the Parent Stock Option Plan have been made available to Company and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Company. The shares of Parent Common Stock issued under the Parent Stock Option Plan as amended and under all prior versions thereof, have either been registered under the Securities Act or were issued in transactions which qualified for exemptions under, either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

3.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or any of its subsidiaries, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing with the SEC and NASD of the Registration Statement; (iii) the filing of a Form 8-K with the SEC and NASD within 15 days after the Closing Date; (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (v) such filings, if any, as may be required under HSR; (vi) the filing with the Nasdaq Small Cap Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans assumed by Parent; ), (vii) the filing with the SEC and any applicable state securities authorities of a registration statement on Form S-8 or other applicable form covering the shares of Parent Common Stock issuable pursuant to the Assumed Options (as defined in Section 5.9) for which a Form S-8 registration statement is available, (viii) the filing with the SEC and any applicable state securities authorities of a registration statement on Form S-3 or other applicable form covering the shares of Parent Common Stock issuable pursuant to Assumed Options granted to entities or to individuals for whom a Form S-8 registration statement is not available and the shares of Parent Common Stock isusable pursuant to the Assumed Warrants and Assumed Notes (as such terms are defined in Section 5.9); and (ix) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

3.4 SEC Documents; Financial Statements. Parent has made available to Company a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other documents filed with the SEC by Parent since January 1, 2001, and, prior to the Effective Time, Parent will have furnished or made available to Company true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the “Parent SEC Documents”). Parent has timely filed all forms, statements and documents required to be filed by it with the SEC and the Nasdaq Small Cap Market since December 31, 2002. In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

3.5 Sarbanes-Oxley Act of 2002. There has been no change in Parent accounting policies since December 31, 2002 except as described in the notes to the Parent Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Since December 31, 2001, neither Parent nor any of its subsidiaries nor, to the knowledge of the Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of it subsidiaries has engaged in questionable accounting or auditing practices, except for (A) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Parent’s accounting or auditing practices, procedures methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Parent’s financial statements and periodic reports. No attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any such subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent or any of its subsidiaries. To the knowledge of Parent and its subsidiaries, no employee of Parent or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

3.6 Absence of Certain Changes. Since September 30, 2003, (the “Parent Balance Sheet Date”), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Parent’s knowledge any event beyond Parent’s control that is reasonably likely to result in, a Material Adverse Effect to Parent; (ii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock; (v) any material contract entered into by Parent or any of its subsidiaries, other than in the ordinary course of business and as provided to Company, or any amendment or termination of, or default under, any material contract to which Parent or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to Parent’s Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s past practices. Parent has not agreed since September 30, 2003 to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

3.7 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Parent Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Parent, and (iv) those incurred in connection with the execution of this Agreement.

3.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Parent or any of its subsidiaries or any of their respective assets or business, or, to the knowledge of Parent and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Parent. Schedule 3.8 lists all actions, suits, proceedings, claims, arbitrations, audits and investigations pending before any agency, court or tribunal that involve Parent or any of its subsidiaries.

3.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries.

3.10 Governmental Authorization. Parent and each of its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Parent or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent’s or any of its subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called “Parent Authorizations”), and all of such Parent Authorizations are in full force and effect, except where the failure to obtain or have any of such Parent Authorizations or where the failure of such Parent Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Parent.

3.11 Title to Property. Parent and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Parent Balance Sheet or acquired after the Parent Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Parent Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Parent Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Parent. The plants, property and equipment of Parent and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Parent and its subsidiaries are reflected in the Parent Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 3.11 identifies each parcel of real property owned or leased by Parent or any of its subsidiaries.

3.12 Intellectual Property.

(a) Parent and its subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use, all Intellectual Property used in the business of Parent and its subsidiaries (“Parent Intellectual Property”). Parent owns and possesses source code for all software owned by Parent and owns or has valid licenses and possesses source code for all products owned, distributed and presently supported by Parent. Parent has not (i) licensed any Parent Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to Parent Intellectual Property. No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights (as defined below).

(b) Schedule 3.12(b) lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks included in the Parent Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material non-registered Intellectual Property, (iii) all licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which any person is authorized to use any Parent Intellectual Property (except for non-material licenses entered into by Parent in the ordinary course of business), and (iv) all licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any Third Party Intellectual Property Rights which are incorporated in, are, or form a part of any Parent product, other than commercially available, off-the-shelf software.

(c) To Parent’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Parent Intellectual Property rights, or any Intellectual Property right of any third party to the extent licensed to the Parent or any of its subsidiaries, by any third party, including any employee or former employee of Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, license agreements and distribution and other customer agreements, copies of which have been provided or made available to Company.

(d) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Parent Intellectual Property or Third Party Intellectual Property Rights.

(e) To Parent’s knowledge, all patents, trademarks, service marks and copyrights held by Parent are valid and subsisting. Parent (i) has not been sued in any suit, action or proceeding (or received any notice or, to Parent’s knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Parent Intellectual Property or breach of any license or agreement involving Parent Intellectual Property against any third party. To Parent’s knowledge, the manufacture, use, marketing, licensing or sale of Parent’s products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(f) Parent has secured valid written assignments from all consultants and employees who contributed to the creation or development of Parent Intellectual Property of the rights to such contributions that Parent does not already own by operation of law.

(g) Parent has taken all reasonably necessary steps to protect and preserve the confidentiality of all Parent Intellectual Property not otherwise protected by patents or copyright (“Parent Confidential Information”). All use, disclosure or appropriation of Parent Confidential Information owned by Parent by or to a third party has been pursuant to the terms of a written agreement between Parent and such third party. All use, disclosure or appropriation of Parent Confidential Information not owned by Parent has been pursuant to the terms of a written agreement between Parent and the owner of such Parent Confidential Information, or is otherwise lawful.

(h) There are no actions that must be taken by Parent or any subsidiary within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Parent Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Parent Intellectual Property.

(i) Parent and its subsidiaries have not received any formal written opinion of counsel stating that: (i) there is or has been any unauthorized use, disclosure, infringement, or misappropriation of any Parent Intellectual Property; (ii) any of the Parent Intellectual Property is invalid or unenforceable; or (iii) Parent has engaged in unauthorized use, disclosure, infringement or misappropriation of any third party intellectual property.

3.13 Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions.

(a) For purposes of this Section 3.13:

(i) “Parent Sites” means all of Parent’s and its subsidiaries’ public sites on the World Wide Web;

(ii) “Privacy Statements” means, collectively, any and all of Parent’s and its subsidiaries’ privacy policies published on the Parent Sites or otherwise made available by Parent or its subsidiaries regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any of the Parent Sites (“Individuals”); and

(iii) “Terms and Conditions” means any and all of the visitor terms and conditions published on the Parent Sites governing Individuals’ use of or access to the Parent Sites.

(b) A Privacy Statement is posted and is accessible to Individuals at all times on each Parent Site. Parent and each of its subsidiaries maintains a hypertext link to a Privacy Statement from the homepage of each Parent Site, and Parent and each of its subsidiaries uses commercially reasonable efforts to include a hypertext link to a Privacy Statement from every page of the Parent Sites on which personal information is collected from Individuals.

(c) The Privacy Statements are clearly written and include, at a minimum, accurate notice to Individuals about Parent’s collection, retention, use and disclosure policies and practices with respect to Individuals’ personal information. The Privacy Statements are accurate and consistent with the Terms and Conditions and Parent’s actual practices with respect to the collection, retention, use and disclosure of Individuals’ personal information.

(d) Parent and each of its subsidiaries (i) complies with the Privacy Statements as applicable to any given set of personal information collected by Parent and its subsidiaries from Individuals; (ii) to Parent’s knowledge complies with all applicable privacy laws and regulations regarding the collection retention, use and disclosure of personal information; and (iii) takes appropriate measures to protect and maintain the confidential nature of the personal information provided to Parent or its subsidiaries by Individuals. Parent and each of its subsidiaries has adequate technological and procedural measures in place to protect personal information collected from Individuals against loss, theft and unauthorized access or disclosure. Neither the Parent nor any of its subsidiaries knowingly collects information from or targets children under the age of thirteen. Neither Parent nor any of its subsidiaries sells, rents or otherwise make available to third parties any personal information submitted by Individuals.

(e) Parent’s and each of its subsidiaries’ collection, retention, use and distribution of all personal information collected by Parent from Individuals is governed by the Privacy Statement pursuant to which the data was collected. All versions of the Privacy Statements currently used by Parent and its subsidiaries are attached hereto in Schedule 3.13. Other than as constrained by the Privacy Statements and by applicable laws and regulations, neither Parent nor any of its subsidiaries is restricted in its use and/or distribution of personal information collected by Parent and its subsidiaries.

(f) Parent and each of its subsidiaries has the full power and authority to transfer all rights Parent and its subsidiaries have in all Individuals’ personal information in their possession and/or control to Parent and Merger Sub, to the extent permitted by applicable law. Parent is not a party to any contract, or is subject to any other obligation that, following the date of this Agreement, would prevent Parent and/or its affiliates from using the information governed by the Privacy Statements in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of information. No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof or of any of the foregoing.

(g) Parent and each of its subsidiaries has complied in all material respects with and, to Parent’s knowledge, is not in violation of any applicable privacy obligations under any legal requirements or under any contract to which Parent or any of its subsidiaries is a party or by which their properties are bound (“Third Party Privacy Obligations”). Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will violate, contravene or conflict with the Third Party Privacy Obligations. No claims or controversies have arisen regarding the Third Party Privacy Obligations or of the implementation thereof or of any of the foregoing.

(h) The Terms and Conditions are posted and are accessible to Individuals at all times on the Parent Sites. No claims or controversies have arisen regarding the Terms and Conditions or the implementation thereof or of any of the foregoing.

3.14 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Parent Facilities” shall mean all buildings and improvements on the Parent Property.

(ii) “Parent Property” shall mean all real property leased or owned by Parent or its subsidiaries either currently or in the past.

(b) To Parent’s knowledge, except in all cases as, in the aggregate, would not have a Material Adverse Effect on Parent, (i) the Parent Property and Parent Facilities, and the present and former activities of Parent and its subsidiaries thereon, comply in all material respects with all applicable Environmental and Safety Laws; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) Parent and its subsidiaries have received no notice (oral or written) of any noncompliance of the Parent Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Parent’s knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to Parent’s knowledge, neither Parent nor any of its subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (vi) Parent and its subsidiaries have received no notice that any of them are the subject of any federal, state or local order, agreement or investigation concerning any use, release, discharge, storage, generation or disposal of any Hazardous Materials; (vii) except in material compliance with all Legal Rules and except for possible small operational releases, no Hazardous Materials have been released in, on or about the Parent Property or any other location; (viii) Parent and its subsidiaries have received no written notice that a lien in favor of any Governmental Entity for (A) any liability under any Environmental and Safety Laws or (B) damages arising from or costs incurred in responses to a release of any Hazardous Materials into the environment has been filed against Parent’s interest in the Parent Property; and (ix) Parent and its subsidiaries have all the permits and licenses required to be issued under applicable Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits and licenses.

3.15 Taxes.

(a) Parent and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Parent or any of its subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. All unpaid Taxes of Parent and its subsidiaries for periods through September 30, 2003, are reflected in the Parent Balance Sheet. The Parent has no liability for unpaid Taxes accruing after September 30, 2003, other than Taxes arising in the ordinary course of its business subsequent to September 30, 2003.

(b) There is (i) no claim for Taxes that is a lien against the property of Parent or any of its subsidiaries or is being asserted against Parent or any of its subsidiaries other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Parent or any of its subsidiaries that is being conducted by a Tax authority that is currently pending; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Parent or any of its subsidiaries and that is currently in effect; and (iv) no agreement, contract or arrangement to which Parent or any of its subsidiaries is a party that obligates Parent to make a payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Neither Parent nor any of its subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(c) There are no Tax sharing or Tax allocation agreements to which Parent or any of its subsidiaries is a party or to which it or any of them is bound. Neither Parent nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Parent nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Parent was not the ultimate parent corporation. Parent and each of its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities.

(d) Parent has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Parent and each of its subsidiaries has withheld (and paid over to the appropriate governmental authorities) with respect to either its employees or any third party all Taxes required to be withheld, including, but not limited to, FICA and FUTA.

(f) Neither Parent nor any of its subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897 of the Code.

3.16 Employee Benefit Plans.

(a) Schedule 3.16(a) lists, with respect to Parent, any subsidiary of Parent and any trade or business (whether or not incorporated) which is treated as a single employer with Parent (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) other than Foreign Plans (as defined in Section 2.16)); (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements; and (v) any current or former employment or executive compensation, change in control or severance agreements, written or otherwise, as to which unsatisfied obligations of Parent remain for the benefit of, or relating to, any present or former employee, consultant or director of Parent (together, the “Parent Employee Plans”).

(b) Parent has furnished or made available to Parent a copy of each of the Parent Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Parent Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code. Parent has also furnished Parent with the most recent Internal Revenue Service determination letter issued with respect to each such Parent Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any such Parent Employee Plan. Parent has also furnished Parent with all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

(c) (i) None of the Parent Employee Plans (including but not limited to Foreign Plans) promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Employee Plan; (iii) each Parent Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Parent, and Parent and each subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Parent Employee Plans; (iv) neither Parent nor any subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Parent Employee Plans; (v) all material contributions required to be made by Parent or any subsidiary or ERISA Affiliate to any Parent Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Parent Employee Plan for the current plan years; (vi) with respect to each Parent Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Parent Employee Plan is covered by, and neither Parent nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the

Code; and (viii) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent greater than an aggregate of $5,000 (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event). With respect to each Parent Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Parent has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Parent Employee Plan, except where the failure to do so would not have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to Parent’s knowledge is threatened, against or with respect to any such Parent Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Parent to any employee will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(d) With respect to each Parent Employee Plan, Parent and each of its United States subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent, with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of HIPAA and the regulations (including proposed regulations) thereunder. Schedule 3.16(d) describes all obligations of Parent as of the date of this Agreement under any of the provisions of COBRA and the Family and Medical Leave Act of 1993.

(e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Parent, any Parent subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider under any Parent Employee Plan.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent, any Parent subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Parent Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in Parent’s financial statements.

(g) Parent does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h) Neither Parent nor any Parent subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(i) With regard to Foreign Plans, (i) each of the Foreign Plans is listed in Schedule 3.16(i) and is in material compliance with the provisions of the laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans; (ii) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Parent Balance Sheet; (iii) Parent, each Parent subsidiary and ERISA Affiliates have materially complied with all applicable reporting and notice requirements, and all of the Foreign Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan; (iv) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) there are no pending investigations by any governmental body involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Plan or asserting any rights or claims to benefits under any Foreign Plan; (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Foreign Plan other than the triggering of payment to participants; and (vii) the benefits available under any Foreign Plan in the aggregate do not provide substantially greater benefits to employees of Parent or any of its subsidiaries participating in such plans than the benefits available under Parent Employee Plans for employees of Parent in the United States.

(j) Schedule 3.16(j) identifies each employee of Parent or any subsidiary of Parent who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

3.17 Government Contracts.

(a) No Government Authority, prime contractor, subcontractor or other person has notified Parent or any of its subsidiaries, orally or in writing, that Parent or any of its subsidiaries has breached or violated any statute, rule, regulation, certification, representation, clause, provision, requirement or implied duty and Parent and each of its subsidiaries has not had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract. A list of each and every Government Contract to which Parent and each of its subsidiaries is a party is set forth in Schedule 3.17.

(b) Parent and each of its subsidiaries has complied in all material respects with all legal requirements and conditions with respect to all Government Contracts including all clauses, provisions, conditions and requirements incorporated expressly, by reference or by operation of law therein.

(c) Parent and each of its subsidiaries has fully complied with all requirements of statute, rule, regulation, order or agreement pertaining to its Government Contracts and has not, in obtaining or performing any Government Contract, violated (i) the Truth in Negotiations Act of 1962, as amended, (ii) the Service Contract Act of 1963, as amended, (iii) the Contract Disputes Act of 1978, as amended, (iv) the Office of Federal Procurement Policy Act, as amended, (v) the FAR or any applicable agency supplement thereto, (vi) the cost accounting standards of the relevant Government Authority, (vii) the Defense Industrial Security Manual (DOD 5220.22-M), (viii) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (ix) any other applicable federal assistance, technology transfer, procurement law or regulation or other legal requirement.

(d) All facts set forth in or acknowledged by Parent and each of its subsidiaries in any certification, representation or disclosure statement submitted by it with respect to any Government Contract were current, accurate and complete as of the date of submission;

(e) To the best of Parent’s knowledge, neither Parent and each of its subsidiaries nor any of their Affiliates nor any of their directors, officers, employees, agents or consultants is (or for the last five (5) years has been) under administrative, civil or criminal investigation, indictment, information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(f) Neither Parent and each of its subsidiaries nor any of their directors, officers, employees, agents or consultants has been debarred or suspended from doing business with any Governmental Authority, and no circumstances exist that would warrant the institution of debarment or suspension proceedings against Parent or any of its subsidiaries or any of their directors, officers, employees, agents or consultants.

(g) No negative determinations of responsibility have been issued against Parent or any of its subsidiaries in connection with any Government Contract.

(h) No termination for convenience, termination for default, cure notice, show cause notice or notice of breach of contract has been or was issued on any of Parent’s and each of its subsidiaries’ Government Contracts.

(i) No direct or indirect costs incurred by Parent have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Authority.

(j) No Governmental Authority, and no prime contractor or higher-tier subcontractor of any Governmental Authority, has withheld or set off, or, to Parent’s knowledge, threatened to withhold or set off, any amount due to Parent or any of its subsidiaries under any Government Contract.

(k) There are not and have not been any irregularities, misstatements or omissions relating to any Government Contract that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, legal proceeding or indictment involving Parent and each of its subsidiaries or any of their employees, (B) the questioning or disallowance of any costs submitted for payment by Parent and each of its subsidiaries, (C) the recoupment of any payments previously made to Parent and each of its subsidiaries, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of Parent or any of its subsidiaries, or (E) the assessment of any penalties or damages of any kind against Parent or any of its subsidiaries.

(l) There is not and has not been any (A) outstanding claim against Parent or any of its subsidiaries by, or dispute involving Parent or any of its subsidiaries with, any prime contractor, subcontractor, vendor or other person arising under or relating to the award or performance of any Government Contract, (B) facts known by Parent and each of its subsidiaries upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, or (C) final decision of any Governmental Authority against Parent or any of its subsidiaries.

(m) Parent and each of its subsidiaries has no reason to believe that any employee, agent, consultant, representative or affiliate is in receipt or possession of any competitor or government proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

(n) Parent and each of its subsidiaries is not undergoing nor has undergone any audit, and there is no basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business).

(o) Parent and each of its subsidiaries has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract.

(p) No payment has been made by Parent and each of its subsidiaries or by any person acting on Parent’s or any of its subsidiaries’ behalf to any person (other than to any of their bona fide employees or agents (as defined in subpart 3.4 of the FAR)) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other legal requirement.

(q) Parent’s and each of its subsidiaries’ cost accounting system is in compliance with applicable regulations and other applicable legal requirements, and has not been determined by any Governmental Authority not to be in compliance with any legal requirement

(r) Parent and each of its subsidiaries has complied with all applicable regulations and other legal requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on the Intellectual Property.

(s) In each case in which Parent and each of its subsidiaries has delivered or otherwise provided any Intellectual Property to any Governmental Authority in connection with any Government Contract, Parent and each of its subsidiaries has marked such Intellectual Property with all markings and legends (including any “restricted rights” legend and any

“government purpose rights” legend) necessary to ensure (under the FAR or other applicable legal requirements) that no person acquired or is able to acquire unlimited rights, or, in the case of commercial items, identified them as subject to non-disclosure agreement or license agreement in a manner that ensures that no Governmental Authority or other person is able to acquire any unlimited rights or government purpose rights with respect to that which is disclosed.

(t) Parent and each of its subsidiaries has not made any disclosure to any Governmental Authority pursuant to any voluntary disclosure agreement.

(u) Parent and each of its subsidiaries, as applicable, has reached agreement with the cognizant government representatives approving final indirect cost rates charged to Government Contracts and all final invoices have been submitted and paid accordingly.

(v) The responsible government representatives have agreed with Parent and each of its subsidiaries, as applicable, on the “forward pricing rates” that Parent and each of its subsidiaries has charged on cost-type Government Contracts.

(w) Parent and each of its subsidiaries is not and will not be required to make any filing with or give any notice to, or to obtain any consent from, any Governmental Authority under or in connection with any Government Contract as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Transaction.

(x) Parent and each of its subsidiaries has not put its rights, title and interests in and to the Parent Intellectual Property at risk as a result of a failure to disclose any invention disclosure, elect title to an invention or file and prosecute a patent application within the time periods required by the applicable legal requirements and/or Governmental Authority.

(y) No Government Authority has exercised any “march-in rights” as set forth in the Bayh-Dole Act, 35 U.S.C. §203, or under any Government Contract with a “march-in rights” clause, against Parent or any of its subsidiaries, and Parent and each of its subsidiaries is not aware of any pending or future exercise of any “march-in rights”, and there is no basis for any Governmental Authority to exercise any “march-in rights” against Parent and each of its subsidiaries.

(z) Parent and each of its subsidiaries has complied with all obligations under Government Contracts to manufacture substantially in the United States and has met all requirements concerning the preference for United States industry and U.S. competitiveness.

(aa) Parent and each of its subsidiaries has materially complied with the rights in technical data and patent rights clauses in all Government Contracts to which they are a party. Parent and each of its subsidiaries has not failed to disclose, elect and obtain title in all patents, that arise from or relate to inventions first conceived or reduced to practiced in the performance of a Government Contract.

3.18 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any entitlement, payment or benefit (including, without limitation, severance, unemployment compensation, golden parachute, bonus or benefit under any Parent or Parent subsidiary plan or policy or otherwise) becoming due to any current or former director or employee of Parent or any of its subsidiaries, (ii) increase the amount of any entitlements, payments or benefits otherwise payable by Parent, or (iii) result in the acceleration of the time of payment or vesting of any such entitlements, payments or benefits.

3.19 Employee Matters.

(a) Schedule 3.19 contains a true, complete and accurate list (and, as indicated below, description) of (i) the names and titles of all consultants, independent contractors, full-time, part-time, temporary, contract, leased or casual employees employed by or who provided services for Parent or any of its subsidiaries (collectively, “Parent Employees”), together with their status and location of their employment; (ii) the date each Parent Employee was hired or retained; (iii) a list of all written employment, consulting or service contracts or offer letters between Parent or any of its subsidiaries and the Parent Employees; (iv) the rate of annual remuneration of each Parent Employee at the date hereof, any bonuses paid since the end of the last completed financial year and all other bonuses, incentive schemes and benefits to which such Parent Employee is or may be entitled; (v) the annual accrual rate and the total current accrued and unused amount of vacation or paid time off for each Parent Employee as of the date hereof; (vi) the names of all inactive Parent Employees, the reason they are inactive Parent Employees, whether they are expected to return to work, and if so when, and the nature of any benefits to which such inactive Parent Employees are entitled from Parent or any of its subsidiaries; (vii) any employee handbook or personnel policies or procedures manual in effect that governs the terms and conditions or privileges of employment of the Parent Employees; and (viii) particulars of all other material terms and conditions of employment or engagement of the Parent Employees and the positions, title or classification held by them (collectively, “Parent Employee Matters”).

(b) Parent has provided or made available to Company correct and complete copies of all documents including but not limited to all agreements, correspondence, files and policies, relating to the Parent Employee Matters.

(c) Parent and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, verification of employment eligibility, document retention and record keeping, discrimination in employment, wages and hours, leaves of absence (including, as legally applicable, the Family and Medical Leave Act, California Family Rights Act, and Pregnancy Disability Law), classification of workers as employees and independent contractors, classification of workers as exempt or nonexempt employees, and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. Parent has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Parent is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees

(other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims, or claims reasonably expected or, to Parent’s knowledge, threatened, against Parent or any of its subsidiaries under any workers compensation plan or policy or long-term or short-term disability plan or policy. Neither Parent nor any of its subsidiaries has any obligations under COBRA with respect to any former or current Parent Employees or qualifying beneficiaries thereunder. To the knowledge of Parent and its subsidiaries, there are no controversies, including claims, complaints, charges, investigations, or proceedings pending or, to Parent’s knowledge, reasonably expected or threatened between Parent or any of its subsidiaries, on the one hand, and any of their respective Parent Employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortuous conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration, audit or investigation before any agency, court or tribunal, foreign or domestic.

(d) Neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such Parent Employees.

(e) No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the Parent Employees has occurred, is in progress or has been, to the knowledge of Parent or its subsidiaries, threatened.

(f) Parent and its subsidiaries have each provided all current and former Parent Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation, remuneration and benefits that became due and payable through the date hereof and has reimbursed all current and former Parent Employees for all expenses incurred and due such individual.

(g) In the last five (5) years, no citation has been issued by OSHA or by a state or provincial occupational safety and health board or agency against Parent or its subsidiaries and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving Parent or any of its subsidiaries has been filed or is pending or, to the knowledge of Parent or its subsidiaries, threatened against Parent or its subsidiaries under OSHA or any provincial occupational safety and health board or any other applicable law relating to occupational safety and health.

(h) Neither Parent nor any of its subsidiaries has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of WARN or any similar state or provincial law or that would otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.

(i) To Parent’s knowledge, no Parent Employees are in violation of any term of any employment contract, confidentiality agreement, patent disclosure agreement,

noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Parent Employee to be employed by Parent because of the nature of the business conducted or presently proposed to be conducted by Parent or any of its subsidiaries or to the use of trade secrets or proprietary information of others. No Parent Employees have given notice to Parent, nor is Parent otherwise aware, that any such Parent Employee intends to terminate his or her employment with Parent or any subsidiary.

(j) Parent and its subsidiaries have maintained and currently maintain adequate insurance as required by applicable law with respect to workers’ compensation claims and unemployment benefits claims. Parent and its subsidiaries have paid or accrued all current assessments under workers’ compensation and unemployment legislation, and have not been subject to any special or penalty assessment under such legislation which has not been paid.

3.20 Interested Party Transactions. Except as disclosed in the Parent SEC Documents, neither Parent nor any of its subsidiaries is indebted to any director or officer of Parent or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent or any of its subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

3.21 Insurance. Parent and each of its subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Parent and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.22 Compliance With Laws. Each of Parent and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Parent.

3.23 Complete Copies of Materials. Parent has delivered or made available true and complete copies of each document that has been requested by Company or its counsel in connection with their legal and accounting review of Parent and its subsidiaries.

3.24 Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.25 Minute Books. The minute books of Parent and its subsidiaries made available to Company contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Parent and the respective subsidiaries during the past three years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.26 Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent and Merger Sub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Company’s stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub shall promptly inform Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Company or any other third party that is contained in any of the foregoing documents.

3.27 Opinion of Financial Advisor. Parent has been advised in writing by its financial advisor, C.E. Unterberg, Towbin LLC, that in such advisor’s opinion, as of March 21. 2004, the Exchange Ratio is fair, from a financial point of view, to the holders of Parent Common Stock, a signed copy of which opinion will be delivered to Company.

3.28 Board Approval. The Board of Directors of Parent has (i) approved this Agreement and the Merger, (ii) approved the issuance of the shares of Parent Common Stock pursuant to Section 1.6(a), (iii) approved an amendment to Parent’s Certificate of Incorporation increasing the number of authorized shares of Parent Common Stock to 500,000,000 shares (the “Parent Share Increase”), and (iv) recommended that the stockholders of Parent approve the issuance of the shares of Parent Common Stock pursuant to Section 1.6(a) and the Parent Share Increase. The Board of Directors of Merger Sub has approved this Agreement and the Merger, and recommended that the sole stockholder of Merger Sub approve this Agreement and the Merger.

3.29 Vote Required. The affirmative vote of the Parent’s stockholders holding a majority of the outstanding shares of Parent Common Stock outstanding on the record date set for the Parent Stockholders Meeting approving the issuance of the shares of Parent Common Stock pursuant to Section 1.6(a) and the affirmative vote of Parent as sole stockholder of Merger Sub are the only vote of the holders of any of Parent’s or Merger Sub’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

3.30 Parent Stockholder Agreement; Irrevocable Proxies. All of the persons listed on Schedule 3.30 have agreed in writing to vote for approval of the issuance of the shares of Parent Common Stock pursuant to Section 1.6(a) pursuant to the Parent Stockholder Agreement, and pursuant to an Irrevocable Proxy attached thereto as Exhibit A-2.

3.31 State Takeover Statutes. The Board of Directors of Parent has taken all actions necessary so that the restrictions contained in Section 203 of the Delaware Law applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Parent Stockholder Agreement. To Parent’s knowledge, no other “fair practice,” “moratorium,” “control share acquisition,” “business combination,” or other state takeover statute or similar statute or regulation applies to Parent, Parent, Merger Sub, the Merger, this Agreement or the Parent Stockholder Agreement.

3.32 Inventory. The inventories of Parent disclosed in the Parent SEC Documents as of September 30, 2003, and in any subsequently filed Parent SEC Documents, are stated consistently with the audited financial statements of Parent and consist of items of a quantity usable or salable in the ordinary course of business. Since September 30, 2003, Parent has continued to replenish inventories in a normal and customary manner consistent with past practices. Parent has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Parent, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since September 30, 2003, due provision was made on the books of Parent in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of the date hereof, Parent had no inventory in the distribution channel and had no commitments to purchase inventory (other than purchases of supplies in the ordinary course).

3.33 Accounts Receivable. The accounts receivable disclosed in the Parent SEC Documents as of September 30, 2003, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed Parent SEC Documents, or as accrued on the books of Parent in the ordinary course of business consistent with past practices in accordance with GAAP since the last filed Parent SEC Documents, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discount. The amount carried for doubtful accounts and allowances disclosed in each of such Parent SEC Document or accrued on such books is sufficient to provide for any losses that may be sustained on realization of the receivables.

3.34 Customers and Suppliers. None of Parent’s customers that individually accounted for more than 10% of Parent’s gross revenues during the 12-month period preceding the date hereof has terminated any material agreement with Company or has indicated that it will stop, or decrease the rate of, its business with Parent. As of the date hereof, no material supplier of Parent has indicated that it will stop, or decrease the rate of, supplying materials, products or services to Parent. Parent has not knowingly breached, so as to provide a benefit to Parent that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Parent.

3.35 Export Compliance. Parent and each of its subsidiaries is in compliance with, and at all times has complied with, United States and foreign export control regulations, including but not limited to the United States Export Administration Regulations, the Foreign Assets Control Regulations, and the International Traffic in Arms Regulations. Parent and each of its subsidiaries has not exported, reexported, or transferred any good, software, or technology to any country subject to a United States trade embargo or to any resident or national of any such country, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the United States Department of Commerce or the list of “Specially Designated Nationals and Blocked Persons” maintained by the United States Department of Treasury. Parent and each of its subsidiaries has not exported, reexported, or transferred any good, software or technology to any end-user engaged in activities related to weapons of mass destruction, including but not limited to: (1) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (2) the design, development, production or use of missiles or in support of missile projects; and (3) the design, development, production, or use of chemical or biological weapons. Parent and each of its subsidiaries has complied with all government license, classification, notification and other authorization requirements necessary for the export of any of its goods, software, or technology. Parent and each of its subsidiaries has complied with all license requirements necessary to transfer or release its software or technology to a foreign national within or outside the United States. Parent and each of its subsidiaries has timely filed all required post-shipment reports for the exports of its goods, software, or technology. Parent represents and warrants that:

(a) There are no pending or, to Parent’s knowledge, threatened claims against Parent or any of its subsidiaries with respect to any export licenses or other required approvals;

(b) There are no pending or, to Parent’s knowledge, threatened proceedings, claims, suits, actions or governmental or regulatory investigations of any nature challenging Parent’s or any of its subsidiaries’ right to use, sell, or export any products owned or licensed by any of the Parent’s or its subsidiaries’ vendors;

(c) To Parent’s knowledge, there are no actions, conditions or circumstances pertaining to Parent’s export transactions that may give rise to any future claims; and

(d) No consents or approvals are required in connection with Parent’s execution of this Agreement or the performance of its obligations hereunder, or such consents and approvals can be obtained expeditiously without material cost.

3.36 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent or Merger Sub pursuant to this Agreement, or the Parent SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. All projected, forecasted or prospective financial information provided by Parent to Company has been prepared in good faith on the basis of assumptions Parent believes are reasonable and supportable.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Parent and Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its and its subsidiaries’ business in the ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries’ present business organizations, use its reasonable best efforts consistent with past practice to keep available the services of its and its subsidiaries’ present officers and key employees and use its reasonable best efforts consistent with past practice to preserve its and its subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries’ goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Parent and Company agrees to promptly notify the other of any material event or occurrence not in the ordinary course of its or its subsidiaries’ business, and of any event that would have a Material Adverse Effect on Parent or Company.

4.2 Restrictions on Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, each of Parent and Company shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws (other than any amendment to the Company’s Certificate of Incorporation in connection with changes necessary to ensure that there is no preferred stock of Company outstanding immediately prior to the Effective Time, or an amendment to Parent’s Certificate of Incorporation for the purpose of effecting the Parent Share Increase and an amendment to Parent’s Bylaws to increase the number of directors on Parent’s Board of Directors);

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

(c) Stock Option Plans, Etc. Except as required by Section 5.9 hereof, take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; provided, that the Assumed Options may be amended to accelerate the vesting of such options on the same terms and subject to the same conditions as provided in the Parent Stock Option Plan.

(d) Material Contracts. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of supplies in the ordinary course) involve the payment by Parent or Company, as applicable, or their respective subsidiaries in excess of $150,000;

(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its common stock pursuant to the conversion of preferred stock, or exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

(f) Intellectual Property. Transfer or license to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property in the ordinary course of business consistent with past practice, place any Intellectual Property into a source-code escrow, or grant any source-code license of any kind;

(g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole, except in the ordinary course of business consistent with past practice;

(i) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(j) Leases. Enter into any operating lease in excess of $50,000;

(k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $200,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Parent Financial Statements or the Company Financial Statements, as applicable;

(l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $25,000 individually or $100,000 in the aggregate;

(m) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(n) Termination or Waiver. Terminate or waive any right of substantial value;

(o) Employee Benefit Plans; New Hires; Pay Increases. Except as required by Section 5.9(c) hereof, adopt or amend any employee benefit or stock purchase or option plan or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Company’s past practices;

(p) Severance Arrangements. Grant any severance, termination pay or payments or benefits payable as a result of the Merger (i) to any director or officer, or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof;

(q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where such party in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party prior to the filing of such a suit, (iii) for a breach of this Agreement, or (iv) to clarify such party’s obligations under this Agreement;

(r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

(s) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(u) Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

(v) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

4.3 No Solicitation by Company. Company and its subsidiaries and the officers, directors, employees or other agents of Company and its subsidiaries (collectively, “Company Representatives”) will not, directly or indirectly, (i) take any action to solicit, initiate or encourage or agree to any Company Takeover Proposal (as defined in Section 7.3(f)), or (ii) subject to the terms of the immediately following sentence, engage in any discussions or negotiations with, or disclose any nonpublic information relating to Company or any of its subsidiaries to, or afford access to the properties, books or records of Company or any of its subsidiaries to, any person that has advised Company that it may be considering making, or that has made, a Company Takeover Proposal; provided, that nothing herein shall prohibit Company’s Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if, prior to adoption of this Agreement by Company stockholders, an unsolicited written Company Takeover Proposal shall be received by the Board of Directors of Company, then, to the extent the Board of Directors of Company believes in good faith (after advice from its financial advisor and after considering all terms and conditions of such written Company Takeover Proposal, including the likelihood and timing of its consummation) that such Company Takeover Proposal would result in a transaction more favorable to Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Company Takeover Proposal being referred to in this Agreement as a “Superior Company Proposal”) and the Board of Directors of Company determines in good faith after advice from outside legal counsel that it is necessary to do so in order for the Board of Directors of Company to comply with its fiduciary duties to stockholders under applicable law, then Company Representatives may furnish in connection therewith information to the party making such Superior Company Proposal and, subject to the provisions hereof, engage in negotiations with such party, and such actions shall not be considered a breach of this Section 4.3 or any other provisions of this Agreement; provided that in each such event Company notifies Parent of such determination by the Company Board of Directors and provides Parent with a true and complete copy of the Superior Company Proposal received from such third party, and provides (or has provided) Parent with all documents containing or referring to non-public information of Company that are supplied to such third party; provided, however, that Company provides such non-public information only pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreement (as defined in Section 5.4) is on Parent; and provided further that Company Representatives shall not agree to or endorse any Company Takeover Proposal and the Company Board of Directors shall not withdraw its recommendation of the Merger and adoption of this Agreement unless Company has provided Parent at least three (3) days prior notice of any such intent to agree or endorse such Company Takeover Proposal or to withdraw such recommendation. Company will promptly (and in any event within 24 hours) notify Parent after receipt of any Company Takeover Proposal or any notice that any person is considering making a Company Takeover Proposal or any request for non-public information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries by any person that has advised Company that it may be considering making, or that has made, a Company Takeover Proposal, or whose efforts to formulate a Company Takeover Proposal would be assisted thereby (such notice to include the identity of such person or persons), and will keep Parent fully informed of the status and details of any such Company Takeover Proposal notice, request or correspondence or communications related thereto, and shall provide Parent with a true and complete copy of such Company Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to a Company Takeover Proposal.

4.4 No Solicitation by Parent. Parent and its subsidiaries and the officers, directors, employees or other agents of Parent and its subsidiaries (collectively, “Parent Representatives”) will not, directly or indirectly, (i) take any action to solicit, initiate or encourage or agree to any Parent Takeover Proposal (as defined in Section 7.3(f)), or (ii) subject to the terms of the immediately following sentence, engage in any discussions or negotiations with, or disclose any nonpublic information relating to Parent or any of its subsidiaries to, or afford access to the properties, books or records of Parent or any of its subsidiaries to, any person that has advised Parent that it may be considering making, or that has made, a Parent Takeover Proposal; provided, that nothing herein shall prohibit Parent’s Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if, prior to approval of the issuance of the shares of Parent Common Stock pursuant to Section 1.6(a) and the Parent Share Increase by Parent stockholders, an unsolicited written Parent Takeover Proposal shall be received by the Board of Directors of Parent, then, to the extent the Board of Directors of Parent believes in good faith (after advice from its financial advisor and after considering all terms and conditions of such written Parent Takeover Proposal, including the likelihood and timing of its consummation) that such Parent Takeover Proposal would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Parent Takeover Proposal being referred to in this Agreement as a “Superior Parent Proposal”) and the Board of Directors of Parent determines in good faith after advice from outside legal counsel that it is necessary to do so in order for the Board of Directors of Parent to comply with its fiduciary duties to stockholders under applicable law, then Parent Representatives may furnish in connection therewith information to the party making such Superior Parent Proposal and, subject to the provisions hereof, engage in negotiations with such party, and such actions shall not be considered a breach of this Section 4.4 or any other provisions of this Agreement; provided that in each such event Parent notifies Company of such determination by the Parent Board of Directors and provides Company with a true and complete copy of the Superior Parent Proposal received from such third party, and provides (or has provided) Company with all documents containing or referring to non-public information of Parent that are supplied to such third party; provided, however, that Parent provides such non-public information only pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreement (as defined in Section 5.4) is on Parent; and provided further that Parent Representatives shall not agree to or endorse any Parent Takeover Proposal and the Parent Board of Directors shall not withdraw its recommendation that the stockholders of Parent approve the issuance of the shares of Parent Common Stock pursuant to Section 1.6(a) and the Parent Share Increase unless Parent has provided Company at least three (3) days prior notice of any such intent to agree or endorse such Parent Takeover Proposal or to withdraw such recommendation. Parent will promptly (and in any event within 24 hours) notify Company after receipt of any Parent Takeover Proposal or any notice that any person is considering making a Parent Takeover Proposal or any request for non-public information relating to Parent or any of its subsidiaries or for access to the properties, books or records of Parent or any of its subsidiaries by any person that has advised Parent that it may be considering making, or that has made, a Parent Takeover Proposal, or whose efforts to formulate a Parent Takeover Proposal would be assisted thereby (such notice to include the identity of such person or persons), and will keep Company fully informed of the status and details of any such Parent Takeover Proposal notice, request or correspondence or communications related thereto, and shall provide Company with a true and complete copy of such Parent Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Parent shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to a Parent Takeover Proposal.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Company and Parent shall prepare, and Company and Parent shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Company and approval of the issuance of the shares of Parent Common Stock issuable pursuant to Section 1.6(a) by the stockholders of Parent. As promptly as practicable following receipt of SEC comments thereon, Company and Parent shall file with the SEC definitive proxy materials and Parent shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate) with respect to shares of Parent Common Stock issuable pursuant to Section 1.6(a), in each case which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Company and Parent will notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the proxy materials or Registration Statement or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the proxy materials, Registration Statement or other filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the proxy materials, Registration Statement or any other filing, each of Company and Parent shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Company and Parent, such amendment or supplement. Subject to Sections 4.3 and 4.4, the proxy materials shall (i) solicit the adoption of this Agreement by stockholders of Company and shall include the approval of this Agreement and the Merger by the Board of Directors of Company and the recommendation of the Board of Directors of Company to Company’s stockholders that they vote in favor of adoption of this Agreement and the Merger and (ii) solicit the approval of the Parent Share Increase and the issuance of the shares of Parent

Common Stock pursuant to Section 1.6(a) by stockholders of Parent and shall include the approval of the Parent Share Increase and such issuance of shares of Parent Common Stock by the Board of Directors of Parent and the recommendation of the Board of Directors of Parent to Parent’s stockholders that they vote in favor of approval of the Parent Share Increase and such issuance of shares of Parent Common Stock. All shares of Parent Common Stock issued pursuant to Section 1.6(a) hereof shall be registered pursuant to this Section 5.1.

5.2 Meeting of Stockholders. Each of Company and Parent shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its respective Certificate of Incorporation and Bylaws to convene the Company Stockholders Meeting and a meeting of the stockholders of Parent (the “Parent Stockholders Meeting”) within 45 days of the Registration Statement being declared effective by the SEC. Each of Company and Parent shall consult with the other regarding the date of the Company Stockholders Meeting and the Parent Stockholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting or Parent Stockholders Meeting, as applicable, without the consent of the other party. Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger. Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of approval of the issuance of the shares of Parent Common Stock issuable pursuant to Section 1.6(a) and the Parent Share Increase, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

5.3 Access to Information.

(a) Except as prohibited by applicable law, each of Parent and Company shall afford the other and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of such party’s and its subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party and its subsidiaries as the other party may reasonably request. Each of Parent and Company agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(d) Each of Parent and Company shall provide the other and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of such party’s and its subsidiaries’ Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the other party or its subsidiaries: (i) a schedule of the types of Tax Returns being filed by Parent or Company, as applicable, and each of its subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction by Parent or Company, as applicable, and each of its subsidiaries, (v) a schedule of any deferred intercompany gain with respect to transactions to which Parent or Company, as applicable, or any of its subsidiaries has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

5.4 Confidentiality. The parties acknowledge that each of Parent and Company have previously executed a non-disclosure agreement, which agreement shall continue in full force and effect in accordance with its terms.

5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

5.6 Consents; Cooperation.

(a) Each of Parent and Company shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR. Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

(b) Each of Parent and Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and Company shall cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Parent nor Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the Final Date (as defined in Section 7.1(b)). Each of Parent and Company shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Parent and Company also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: entering into negotiations; providing information required by law or governmental regulation; and substantially complying with any second request for information pursuant to the Antitrust Laws.

(c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) neither Parent nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Parent or of Parent combined with the Surviving Corporation after the Effective Time and (ii) neither Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Company.

5.7 Legal Requirements. Each of Parent, Merger Sub and Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.8 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

5.9 Employee Benefit Plans; Assumption of Options and Warrants.

(a) Company represents and warrants to Parent that Schedule 5.9(a) sets forth a true and complete list as of the date hereof of all holders of (i) outstanding options under the Company Stock Option Plans, including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option and (ii) outstanding warrants to purchase shares of Company Common Stock, including the number of shares of Company Common Stock subject to each such warrant, the exercise price and the term of each such warrant. At the Effective Time, Parent shall assume each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans listed on Schedule 5.9(a) (the “Assumed Options”) and each outstanding warrant to purchase shares of Company Common Stock listed on Schedule 5.9(a) (the “Assumed Warrants”), whether vested or unvested, and each convertible promissory note listed on Schedule 5.9(a) (the “Assumed Notes”), as set forth below. Each of the Assumed Options, Assumed Warrants and Assumed Notes shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plans and the applicable stock option agreements and the applicable warrant certificates or agreements and the applicable convertible promissory notes, immediately prior to the Effective Time, except that (i) each of the Assumed Options and Assumed Warrants will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Option or Assumed Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Options and, unless otherwise provided in the terms of the Assumed Warrants, such Assumed Warrants will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which each such Assumed Option or Assumed Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole cent, and (iii) the conversion price of each of the Assumed Notes will be equal to the product of the conversion price of such Assumed Note immediately prior to the Effective Time multiplied by the Exchange Ratio. At or prior to the Closing, Company shall take all actions required to prevent the cancellation or termination of the Assumed Options, Assumed Warrants and Assumed Notes upon the closing of the Merger or the transactions contemplated hereby, and to allow such Assumed Options, Assumed Warrants and Assumed Notes at the Effective Time to be converted into options and warrants to purchase Parent Common Stock or convertible promissory notes convertible into Parent Common Stock as described above, without requiring the consent of the holders. Except as set forth in Schedule 5.9(a)(i) of the Company Disclosure Schedule, the Merger will not terminate any of the outstanding Assumed Options under the Company Stock Option Plans or accelerate the exercisability or vesting of Assumed Options and Assumed Warrants or the shares of Parent Common Stock which will be subject to the Assumed Options and Assumed Warrants upon Parent’s assumption of the Assumed Options and Assumed Warrants in the Merger. Within 30 days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of an Assumed Option, Assumed Warrant or Assumed Note a document evidencing the foregoing assumption of such Assumed Option, Assumed Warrant or Assumed Note by Parent. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options, Assumed Warrants and Assumed Notes remain outstanding, a sufficient number of shares of Parent Common Stock for delivery upon the exercise of such Assumed Options, Assumed Warrants and Assumed Notes.

(b) Company shall use all reasonable efforts to prepare a spreadsheet in form acceptable to Parent which spreadsheet shall be certified as complete and correct by a duly elected officer of Company as of the Closing and shall list, as of the Closing, all holders of Assumed Options, Assumed Warrants and Assumed Notes and their respective addresses, the number of shares of Company Common Stock subject to issuance upon exercise or conversion of such Assumed Options, Assumed Warrants and Assumed Notes held by such persons (including the respective certificate numbers), the exercise price of such Assumed Options and Assumed Warrants and the conversion price of such Assumed Notes immediately prior to the Effective Time, the number of shares of Parent Common Stock issuable to each holder upon exercise of such Assumed Options and Assumed Warrants or conversion of such Assumed Notes after the Effective Time, the adjusted exercise price of such Assumed Options and Assumed Warrants after the Effective Time, the adjusted conversion price of such Assumed Notes after the Effective Time, and the vesting and termination terms of each such Assumed Option, Assumed Warrant and Assumed Note (the “Spreadsheet”).

(c) All outstanding rights of Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the “Repurchase Options”) shall continue in effect following the Merger and shall thereafter continue to be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio.

(d) Company’s Board of Directors shall take all action necessary to cause (i) any “Offering Period” (as defined in the Company ESPP) then in progress to be shortened by establishing a final “Exercise Date” (as also defined in the Company ESPP) as of a date prior to the Effective Time, and any Offering Periods then in progress shall end on such new final Exercise Date, and (ii) the termination of the Company ESPP effective as of a time following such new final Purchase Date but at or prior to the Effective Time. All outstanding purchase rights under the ESPP shall automatically be exercised, in accordance with the terms of the ESPP, on the final Exercise Date, and each share of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive Parent Common Stock pursuant to Section 1.6(a) of this Agreement. Company shall cause the Company ESPP to terminate with such purchase.

(e) Within five (5) business days following the date of this Agreement, each of Parent and Company shall set forth on Schedule 5.9(e) a list of all persons whom Company or Parent, as the case may be, reasonably believes are, with respect to Company or Parent, as the case may be, and as of the date of this Agreement, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). Within a reasonable period of time after the last business day of each month after the date of this Agreement and on or about the date five business days prior to the expected Closing Date, Company and Parent shall each revise Schedule 5.9(e) to reflect any additional information which Company or Parent reasonably believes would impact the determination of persons who are, with respect to Company or Parent, as the case may be, and as of the each such date, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

(f) Unless Parent and Company otherwise agree in writing, Company shall terminate, effective at least one day prior to the Closing Date, any 401(k) plan sponsored by Company. Company shall provide evidence reasonably satisfactory to Parent to (i) reflect the termination of Company’s 401(k) plan and (ii) to ensure that all liabilities of Company under all other Company Employee Plans (including any liability relating to services performed prior to the Closing Date) shall be, effective as of such Company Employee Plans’ termination, either fully extinguished at no cost, and with no liability, to Parent, or accurately accounted for on Company’s financial statements.

5.10 Forms S-3 and S-8. Parent agrees to file, no later than 30 business days after Parent’s receipt of the Spreadsheet (provided that Parent has received within 10 business days after the Closing all option documentation it requires relating to the Assumed Options), (i) a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to Assumed Options for which a Form S-8 registration statement is available and listed on Schedule 5.10(a) hereto and (ii) a registration statement on Form S-3 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to Assumed Options granted to entities or to individuals for which a Form S-8 registration statement is not available and the shares of Parent Common Stock isusable pursuant to the Assumed Warrants and Assumed Notes, which Form S-3 shall remain current for one year from the Effective Time. Company shall cooperate with and assist Parent in the preparation of such registration statements.

5.11 Nasdaq Quotation. Company and Parent agree to continue the quotation of Company Common Stock on The Nasdaq National Market, and Parent Common Stock on the Nasdaq Small Cap Market, respectively, during the term of the Agreement.

5.12 Employee Matters. Promptly after the Effective Time, employees of Company, at the option of Parent, will either (i) become eligible to participate in Parent’s standard employee benefit plans on an equivalent basis with other similarly situated employees of Parent and will receive full credit pursuant to those plans for years of service at Company; or (ii) continue to participate in employee benefit plans maintained by Company for the benefit of Company employees and in effect prior to the Effective Date and continuing in effect following the Effective Date, with full credit pursuant to such plan for years of service at Company, or (iii) any combination of options (i) and (ii). Management of Parent shall determine, as soon as reasonably practicable after the Effective Time, an appropriate employee benefits package that it deems no less favorable to employees of Parent and Company than the benefits package provided to such employees prior to the Effective Time, and such benefits package will be offered to all employees of Parent and Company on the same basis. Subject to the foregoing, all Company Employee Plans that remain effective after the Effective Time shall, to the extent permitted by their terms, and to the extent desired by Parent, be terminated as soon as practicable after Company’s employees become eligible for, and begin participation in, the employee benefit plans sponsored by Parent.

5.13 Indemnification.

(a) After the Effective Time, Parent will fulfill and honor in all respects the obligations of Company pursuant to the indemnification provisions of Company’s Certificate of Incorporation and Bylaws or any indemnification agreement with Company officers and directors to which Company is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any person so indemnified (an “Indemnified Party”) is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay as incurred such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent permitted by the Delaware Law upon receipt of any undertaking contemplated by Section 145(e) of the Delaware Law. Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation, and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the Delaware Law.

(b) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director, officer, employee, fiduciary or agent of Company occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period lasting until the expiration of five years after the Effective Time (whether arising before or after the Effective Time), in each case for which such Indemnified Party is indemnified under this Section 5.13, such Indemnified Party shall be entitled to be represented by counsel, which counsel shall be counsel of Parent (provided that if use of counsel of Parent would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Person and of Parent, the Indemnified Party shall be entitled instead to be represented by counsel selected by the Indemnified Party and reasonably acceptable to Parent) and following the Effective Time the Surviving Corporation and Parent shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made prior to the expiration of such five year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of any two or more Indemnified Parties.

(c) Company shall obtain, no later than the Closing Date, a fully paid rider continuing Company’s existing policy of directors and officers liability insurance, covering all periods prior to the Closing Date, which shall provide coverage for each person who was a director or officer of Company at the Closing. Such policy shall be maintained in effect until the expiration of six years (unless Company and Parent mutually agree to a different term) for all potential claims against such officers and directors for actions or omissions to act occurring prior to the Closing Date. Company and Parent shall each pay half of the cost of such rider, and the amounts so paid by Company and Parent shall be offset against Schedule 6.2(f) and Schedule 6.3(o) capital resources requirements; provided that Parent shall have no obligation to pay any amount prior to the Effective Time.

(d) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

5.14 Tax Treatment. For U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of the Code, and the parties hereto intend that the transactions contemplated by this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Parent will report the Merger on its income tax returns in a manner consistent with treatment of the Merger as a Code Section 368(a) reorganization. Neither Parent, the Company nor any of there respective affiliates has taken any action, nor will they take any action, that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

5.15 Cooperation to Satisfy Government Authorities. Parent and Company shall cooperate to promptly address and, to the extent commercially reasonable or practicable, resolve any concerns of any Government Authority in connection with the Merger.

5.16 Stockholder Litigation. Unless and until the Board of Directors of Company has withdrawn its recommendation of the Merger, Company shall give Parent the opportunity to participate at its own expense in the defense of any stockholder litigation against Company and/or its directors relating to the transactions contemplated by this Agreement. Unless and until the Board of Directors of Parent has withdrawn its approval of the Merger, Parent shall give Company the opportunity to participate at its own expense in the defense of any stockholder litigation against Parent and/or its directors relating to the transactions contemplated by this Agreement.

5.17 Governance Matters.

(a) Board of Directors. The Board of Directors of Parent will take all actions within its power to cause the Board of Directors of Parent, effective upon the Effective Time, to consist of seven (7) directors, three (3) of whom shall be the nominees of the directors of Company set forth on Schedule 5.17(a) (the “Company Designees”), three (3) of whom shall be nominated by the directors of Parent prior to the Effective Time (the “Parent Designees”), and one (1) of whom shall be nominated by a majority of the Company Designees and the Parent Designees, acting as a whole.

(b) Board Committees. The Board of Directors of Parent will take all actions within its power to cause the Board of Directors of Parent, effective upon the Effective Time, to create an Audit Committee, a Compensation Committee and an Nominating and Governance Committee, and such other committees of the Board of Directors of Parent as the Parent Board of Directors may determine following the Effective Time, and that the composition of such committees shall satisfy the requirements of the rules and regulations of the Sarbanes-Oxley Act, the Exchange Act and the Nasdaq Stock Market.

5.18 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Company under Delaware Law and the issuance of the shares of Parent Common Stock issuable pursuant to Section 1.6(a) shall have been approved and adopted by the requisite vote of the stockholders of Parent under Delaware Law and the rules and regulations of the Nasdaq Stock Market.

(b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

(d) Governmental Approvals. Parent, Company and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR.

(e) Tax Opinion. Parent and Company shall have received substantially similar written opinions of Gary Cary Ware & Freidenrich LLP and Rutan & Tucker, LLP, respectively, in form and substance reasonably satisfactory to them, dated on or about the date of Closing to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Parent, Merger Sub and Company. In addition, Parent and Company shall have received from such respective firms such tax opinions as may be required by the SEC in connection with the filing of the Registration Statement.

(f) Parent Board of Directors. Company and Parent shall have taken all requisite action to cause directors of Parent as of the Effective Time to be as provided in Section 5.17(a) hereof.

(g) Nasdaq Listing. The shares of Parent Common Stock issuable to stockholders of Company pursuant to this Agreement and such other shares required hereunder to be reserved for issuance in connection with the Merger (including without limitation the maximum number of shares of Parent Common Stock issuable pursuant to all Assumed Options, Assumed Warrants and Assumed Notes) and shall have been authorized for listing on the Nasdaq Small Cap Market upon official notice of issuance.

6.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by its President and Chief Financial Officer certifying that the condition set forth in Section 6.2(a) shall have been fulfilled.

(c) Third Party Consents. Company shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Parent set forth on Schedule 6.2(c).

(d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent’s conduct or operation of the business of Parent and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(e) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on Parent, or any change that has a Material Adverse Effect on Parent.

(f) Capital Resources. Parent shall have an aggregate of at least the amount set forth in Schedule 6.2(f) hereto in cash and cash equivalent assets at the Effective Time.

(g) Options Set-Aside. The Board of Directors of Parent shall have adopted resolutions reserving or setting aside an aggregate of 3,000,000 shares of restricted stock and/or options under the Parent Stock Option Plan for issuance after the Effective Time to persons who were officers, directors, employees, consultants or contractors of Company prior to the Effective Time and who continue to provide services to the Surviving Corporation or Parent as an officer, director, employee, consultant or contractor after the Effective Time.

(h) Fairness Opinion. Company shall have obtained a fairness opinion from Wedbush Morgan Securities Inc., Company’s financial advisor in connection with the Merger, dated as of the date of this Agreement.

(i) Series E Preferred. All outstanding shares of Parent’s Series E Convertible Preferred Stock shall have been converted into shares of Parent Common Stock without the triggering of any liquidation preferences or rights to demand cash payment.

(j) Warrants. All outstanding warrants to purchase shares of Parent’s Common Stock containing provisions regarding cash exchange at a Black-Scholes value shall have been exercised or such cash exchange terms shall have been waived.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its President and Chief Financial Officer certifying that the condition set forth in Section 6.3(a) shall have been fulfilled.

(c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Company set forth on Schedule 6.3(c).

(d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Company’s conduct or operation of the business of Company and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(e) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on Company, or any change that has a Material Adverse Effect on Company.

(f) Termination of Executive Employment Agreements; Retention of Key Employees. Prior to the Effective Time, Company shall have terminated the employment agreements between Company and each of Kris Shah, Marvin Winkler and any other executive level employees of Company, and Company shall have paid to such persons any and all amounts necessary to settle all obligations of Company, including any severance obligations, in connection with such termination and obtained a general waiver and release of claims arising out of such individual’s employment with the Company. Parent deems each of Kris Shah, Marvin Winkler and Tom Schiff (the “Key Employees”) as key to the success of the ongoing business of the Company and therefore, prior to the Effective Time, each of the Key Employees shall have executed a new employment or consulting agreement with Parent in a form reasonably acceptable to such Key Employee and Parent.

(g) Noncompetition Agreements. Each of the persons named on Schedule 6.3(g) shall have executed a noncompetition agreement in a form reasonably acceptable to Parent.

(h) Action Under Stock Option Plans. The Board of Directors of Company shall have taken all action necessary to prevent the cancellation or termination of options under the Company Stock Option Plans upon the closing of the Merger and to allow such options to be assumed by Parent as described in Section 5.9.

(i) Preferred Stock. There shall not be any outstanding shares of Company’s preferred stock.

(j) Spreadsheet. Parent shall have received the Spreadsheet, which shall have been certified as true and correct by an authorized officer of Company.

(k) Secured Debt. Company shall provide evidence in a form satisfactory to Parent that all debts of the Company secured by any of the Company’s assets other than the Assumed Notes (“Secured Debt”) has been fully satisfied or terminated, and that the security interest in Company’s assets held by the holders of Secured Debt and the Assumed Notes has been released.

(l) Termination of Company ESPP. The Board of Directors of Company shall have taken all action necessary to terminate the Company ESPP prior to the Effective Time.

(m) Absence of Litigation and Wind-Up Expenses. There shall not be any unresolved actions, suits, proceedings, claim, arbitrations, audits or investigations against Company that in the reasonable judgment of Parent could have a Material Adverse Effect on Company. Company shall have taken all steps necessary to complete the wind-up and dissolution of all of its subsidiaries unless in the reasonable judgment of Parent the failure to do so would not have a Material Adverse Effect on Company.

(n) Tax Returns. Prior to the Effective Time, Company shall have filed all tax returns and paid all tax obligations that are due prior to the Closing Date.

(o) Capital Resources. Company shall have an aggregate of at least the amount set forth in Schedule 6.3(o) hereto in cash and cash equivalent assets at the Effective Time.

(p) Lease. Prior to the Effective Time, Company and KRDS, Inc. shall have executed the side letter agreement in substantially the form attached hereto as Exhibit C.

(q) Government Contracts. At the Effective Time, all Government Contracts of Company in effect as of the date of this Agreement and with terms that extend beyond the Closing Date shall continue to be effective, and Company shall not have received any indication that any Governmental Authority, prime contractor or higher-tier subcontractor of any Governmental Authority intends to terminate any agreement or business relationship with Company upon or following the Effective Time. Company shall have cooperated with Parent to take all steps reasonably necessary to obtain any government security clearance necessary to permit a representative of Parent and Parent’s counsel to obtain full access to all of Company’s Government Contracts at least thirty days prior to the Closing Date, provided that, if required, the relevant Government Authority acknowledges and agrees that Parent has a “need to know” the information. There shall not be any commitments, obligations or requirements on the part of Company or any rights, benefits, or entitlements of any Governmental Authority under Company’s Government Contracts that in the reasonable judgment of Parent could have a Material Adverse Effect on Company.

(r) Fairness Opinion. Parent shall have obtained a fairness opinion from C.E. Unterberg, Towbin LLC, Parent’s financial advisor in connection with the Merger, dated as of the date of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

(a) by mutual consent of Parent and Company;

(b) by either Parent or Company, if, without fault of the terminating party, the Closing shall not have occurred on or before July 31, 2004, or such later date as may be agreed upon in writing by the parties hereto (the “Final Date”); provided, however, that the Final Date shall be extended to August 30, 2004, if the only reason the Closing has not occurred by July 31, 2004 is the failure of the conditions set forth in Section 6.1(b) and/or Section 6.1(d) (although such extension shall not occur if the failure of such conditions has been caused or resulted from one party’s action or failure to act constituting a breach of this Agreement and the other party does not consent to such extension); and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Parent, if (i) Company breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 6.3(a) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Company of written notice of such breach (and Parent has not willfully breached any of its covenants hereunder, which breach is not cured), (ii) the Board of Directors of Company withdraws or modifies its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing, (iii) Company fails to comply with Section 4.3, (iv) the Board of Directors of Company recommends, endorses, accepts or agrees to a Company Takeover Proposal or resolves to do so, or (v) for any reason Company fails to call and hold the Company Stockholders Meeting by July 15, 2004, or if the condition set forth in Section 6.1(b) is not satisfied, by August 15, 2004, under circumstances in which it can be reasonably expected that the Final Date will be extended pursuant to the proviso set forth in Section 7.1(b);

(d) by Company, if (i) Parent breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 6.2(a)(i) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Parent of written notice of such breach (and Company has not willfully breached any of its covenants hereunder, which breach is not cured), (ii) the Board of Directors of Parent withdraws or modifies its recommendation of this Agreement or the Merger in a manner adverse to Company or resolves to do any of the foregoing, (iii) Parent fails to comply with Section 4.4, (iv) the Board of Directors of Parent recommends, endorses, accepts or agrees to a Parent Takeover Proposal or resolves to do so, and the terms on which the Parent Takeover Proposal are to be consummated reflect a discount from the market value of the capital stock or assets of Parent or its subsidiaries that are to be disposed of in the Parent Takeover Proposal or (v) for any reason Parent fails to call and hold the Parent Stockholders Meeting by July 15, 2004 or if the condition set forth in Section 6.1(b) is not satisfied, by August 15, 2004, under circumstances in which it can be reasonably expected that the Final Date will be extended pursuant to the proviso set forth in Section 7.1(b); or

(e) by Parent if (X) a Trigger Event (as defined in Section 7.3(e)) where Company is the Issuer (as defined in Section 7.3(e)) or (Y) a Company Takeover Proposal, shall have occurred and the Board of Directors of Company in connection therewith, does not within ten (10) business days of such occurrence (i) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby, and (ii) reject such Company Takeover Proposal or Trigger Event (in the case of a Trigger Event involving a tender or exchange offer); or

(f) by Company if (X) a Trigger Event where Parent is the Issuer or (Y) a Parent Takeover Proposal, shall have occurred and the Board of Directors of Parent in connection therewith, does not within ten (10) business days of such occurrence (i) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby, and (ii) reject such Parent Takeover Proposal or Trigger Event (in the case of a Trigger Event involving a tender or exchange offer) unless the terms on which the Parent Takeover Proposal are to be consummated reflect no discount from the market value of the capital stock or assets of Parent or its subsidiaries that are to be disposed of in the Parent Takeover Proposal; or

(g) by either Parent or Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) any required approval of the stockholders of Parent or Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this subsection (ii) shall not be available to Parent or Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of Parent or Company and such action or failure constitutes a breach by Parent or Company of this Agreement).

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees), this Section 7.2 and Section 8.1 (Non-Survival at Effective Time) shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall relieve any party from liability in connection with a breach by such party of the representations, warranties or covenants of such party to this Agreement.

7.3 Expenses and Termination Fees.

(a) Subject to subsections (b), (c) and (d) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Proxy Materials and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement, the Proxy Materials and the listing of additional shares pursuant to Section 6.1(g) and qualification and filing fees associated with efforts to comply with applicable state securities laws in connection with the Merger shall be shared equally by Company and Parent.

(b) If Parent terminates this Agreement pursuant to Section 7.1(c)(iii) as a result of the failure by Company, or any of its stockholders who are parties to the Company Stockholder Agreement, or any of their respective directors, officers, employees, affiliates and controlling persons, or any person authorized by such persons, to comply with the requirements of Section 4.3, or if any Company Takeover Proposal or Trigger Event (where Company is the Issuer) is consummated (as defined in Section 7.3(g)) by or with any person (or any affiliate of any person) that made a Company Takeover Proposal prior to termination of this Agreement or that caused a Trigger Event (where Company is the Issuer) prior to such termination, then Company shall promptly reimburse Parent for all of the documented out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel), and, in addition to any other remedies Parent may have, Company shall promptly pay to Parent the sum of $2,000,000.

(c) If Company terminates this Agreement pursuant to Section 7.1(d)(iii) as a result of the failure by Parent, or any of its stockholders who are parties to the Parent Stockholder Agreement, or any of their respective directors, officers, employees, affiliates and controlling persons, or any person authorized by such persons, to comply with the requirements of Section 4.4, or if any Parent Takeover Proposal or Trigger Event (where Parent is the Issuer) is consummated (as defined in Section 7.3(g)) by or with any person (or any affiliate of any person) that made a Parent Takeover Proposal prior to termination of this Agreement or that caused a Trigger Event (where Parent is the Issuer) prior to such termination, then Parent shall promptly reimburse Company for all of the out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel), and, in addition to any other remedies Company may have, Parent shall promptly pay to Company the sum of $2,000,000.

(d) If Parent terminates this Agreement pursuant to Section 7.1(c)(i) under circumstances not described in Section 7.3(b), then Company shall promptly reimburse Parent for all of the documented out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel). If Company terminates this Agreement pursuant to Section 7.1(d)(i) under circumstances not described in Section 7.3(c), then Parent shall promptly reimburse Company for all of the out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

(e) As used herein, a “Trigger Event” shall occur if any Person (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder)

acquires securities representing 15% with respect to Company or 50% with respect to Parent, or more, or commences a tender or exchange offer, open market purchase program or other publicly announced initiative following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 15% with respect to Company or 50% with respect to Parent, or more, of the voting power of such issuer of the securities (“Issuer”); provided, however, a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 15% with respect to Company or 50% with respect to Parent, or more of Issuer if such Person has not acquired such securities with the purpose or with the effect of changing or influencing the control of Issuer, or in connection with or as a participant in any transaction having such purpose or effect, including without limitation in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Issuer; (ii) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Issuer (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of Issuer, directly or indirectly, relating to a merger or other business combination involving Issuer or the sale or transfer of a significant portion of assets (excluding the sale or disposition of assets in the ordinary course of business) of Issuer; (iii) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Issuer, directly or indirectly, relating to a merger or other business combination involving Issuer or the sale or transfer of a significant portion of assets (excluding the sale or disposition of assets in the ordinary course of business) of Issuer; or (iv) otherwise acting, alone or in concert with others, to seek control of Issuer or to seek to control or influence the management or policies of Issuer.

(f) For purposes of this Agreement (i) “Company Takeover Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Company or any of its subsidiaries or the acquisition of 15% or more of the outstanding shares of capital stock of Company, or a significant portion of the assets of Company or any of its subsidiaries, other than the transactions contemplated by this Agreement; and (ii) “Parent Takeover Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Parent of any of its subsidiaries consisting in the acquisition of 50% or more of the outstanding shares of capital stock of Parent, or a significant portion of the assets of Parent, other than the transactions contemplated by this Agreement.

(g) For purposes of Section 7.3(c) above, (A) “consummation” of a Company Takeover Proposal or Parent Takeover Proposal shall occur on the date of closing of a written agreement entered into with respect to a merger or other business combination involving Company or Parent or the acquisition of 15% with respect to Company or 50% with respect to Parent, or more of the outstanding shares of capital stock of Company or Parent, or sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Company or Parent or any of its subsidiaries and (B) “consummation” of a Trigger Event shall occur on the date that a change in control (as contemplated in Regulation 13D-G under the Exchange Act) of Issuer occurs following the date that any Person (other than any stockholder which currently owns 15% or more of the outstanding shares of capital stock of

Issuer provided such shareholder does not increase its ownership) or any of its affiliates or associates acquires beneficial ownership of securities representing 15% with respect to Company or 50% with respect to Parent, or more of the voting power of Issuer, following a tender or exchange offer.

7.4 Amendment. Any time prior to the Effective Time, the Boards of Directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Company or Merger Sub shall not, without obtaining stockholder approval of such amendment, (i) alter or change the amount or kind of consideration to be received on conversion of the Company Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Company Common Stock or Merger Sub Common Stock.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.10 (Registration on Form S-8 and Form S-3), 5.13 (Indemnification), 5.18 (Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

SAFLINK Corporation

777 108th Avenue NE, Suite 2100

Bellevue, WA 98004

Attention: Chief Executive Officer

Facsimile No.: (425) 278-1300

Telephone No.: (425) 278-1100

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Gray Cary Ware & Freidenrich LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104

Attention: W. Michael Hutchings, Esq.

Facsimile No.: (206) 839-4801

Telephone No.: (206) 839-4800

(b) if to Company, to:

SSP Solutions, Inc.

17861 Cartwright Road

Irvine, CA 92614

Attention: Chief Executive Officer

Facsimile No.: (949) 851-8679

Telephone No.: (949) 851-1085

with a copy (which shall not constitute notice to Company) to:

Rutan & Tucker, LLP

611 Anton Blvd., Suite 1400

Costa Mesa, CA 92626

Attention: Gregg Amber, Esq.

Facsimile No.: (714) 546-9035

Telephone No.: (714) 641-5100

8.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 22, 2004. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c) and (f), 1.7-1.9, 5.9, 5.10, 5.12 and 5.13; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

8.6 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature page follows]

IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SSP SOLUTIONS, INC.

By:

Name:

Title:

SAFLINK CORPORATION

By:

Name:

Title:

SPARTAN ACQUISITION CORPORATION

By:

Name:

Title:

[SIGNATURE PAGE TO AGREEMENT AND

PLAN OF MERGER AND REORGANIZATION]